EXHIBIT 10.1

EXECUTION VERSION

NOTE: In accordance with Item 601(a)(5) of Regulation S-K, this exhibit omits certain of its schedules and exhibits. This exhibit’s table of contents includes a brief description of the subject matter of all of its schedules and exhibits, including the omitted schedules and exhibits. The Registrant acknowledges that it must provide a copy of any omitted schedules or exhibits to the Securities and Exchange Commission or its staff upon request.

Dated 19 October 2023

(1) ASHLAND INTERNATIONAL RECEIVABLES DESIGNATED ACTIVITY COMPANY as Seller

(2) THE PERSONS FROM TIME TO TIME PARTY HERETO as Purchasers and Group Agents

(3) BANK OF AMERICA, N.A. as Administrative Agent and Structuring Agent,

(4) ASHLAND INC. as Ashland and initial Performance Guarantor

(5) ASHLAND SPECIALTIES IRELAND LIMITED as initial Servicer and Parent

(6) ASHLAND INDUSTRIES DEUTSCHLAND GMBH as German Originator

RECEIVABLES PURCHASE AGREEMENT

CONTENTS

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CONTENTS

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CONTENTS

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CONTENTS

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Section 11.23. Agent for service.	66

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CONTENTS

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EXHIBITS

EXHIBIT A – Form of Investment Request

EXHIBIT B – Form of Reduction Notice

EXHIBIT C – Form of Assignment and Acceptance Agreement
EXHIBIT D – Form of Assumption Agreement
EXHIBIT E – Credit and Collection Policy
EXHIBIT F – Form of Monthly Report
EXHIBIT G – Form of Compliance Certificate
EXHIBIT H – Closing Memorandum

EXHIBIT I – Form of Weekly Report
EXHIBIT J – Special Obligors

EXHIBIT K – Eligible Obligor Country Ratings Grid

SCHEDULES

SCHEDULE I – Commitments

SCHEDULE II – Collection Accounts, Seller Collection Accounts and Collection

Account Banks

SCHEDULE III – Initial Schedule of Sold Receivables

SCHEDULE IV – Eligible Obligor Countries

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This RECEIVABLES PURCHASE AGREEMENT (as amended, restated, supplemented or otherwise modified from time to time, this “Agreement”) is entered into as of 19 October 2023 by and among the following parties:

(i) ASHLAND INTERNATIONAL RECEIVABLES DESIGNATED ACTIVITY COMPANY, a designated activity company incorporated in Ireland with company number 745736, whose registered office is at 3rd Floor Kilmore House, Park Lane, Spencer Dock, Dublin 1, Dublin, D01YE64, Ireland, as Seller (together with its successors and assigns, the “Seller”);

(ii) the Persons from time to time party hereto as Purchasers and Group Agents;

(iii) BANK OF AMERICA, N.A. (“Bank of America”), as Administrative Agent and Structuring Agent;

(iv) ASHLAND INC., a Delaware corporation, in its individual capacity (initial “Performance Guarantor” and “Ashland”);

(v) ASHLAND SPECIALTIES IRELAND LIMITED a private limited company incorporated in Ireland with company number 431715 and having its registered office address at National Science Park, Building V, Dublin Rd, Petitswood, Mullingar, Co. Westmeath, N91 F6PD, Ireland as initial Servicer (in such capacity, together with its successors and assigns in such capacity, the “Servicer”) and as parent of the Seller, the “Parent” and;

(vi) ASHLAND INDUSTRIES DEUTSCHLAND GMBH as German Originator.

PRELIMINARY STATEMENTS

The Seller has acquired, and will acquire from time to time, Receivables from the Originators pursuant to the Purchase and Sale Agreements. The Seller desires to sell certain of the Receivables to the Purchasers and, in connection therewith, has requested that the Purchasers make Investments from time to time on the terms, and subject to the conditions set forth herein. The Seller is a special purpose company wholly-owned by the Parent whose primary activities are restricted in its constitution.

This Agreement is executed by the above parties and delivered as a deed.

In consideration of the mutual agreements, provisions and covenants contained herein, the sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

Article I

DEFINITIONS

Section 1.01. Definitions and Interpretation. Unless otherwise defined in this Agreement or the context requires otherwise, words and expressions used in this Agreement have the meanings and constructions ascribed to them in the Master Framework Agreement, which is dated on or about the date of this Agreement and entered into by the parties to this

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Agreement and others (as the same may be amended, varied and supplemented from time to time with the consent of the parties thereto). This Agreement shall be construed in accordance with the principles of construction and interpretation set out in the Master Framework Agreement. In the event of a conflict between the Master Framework Agreement and this Agreement, this Agreement shall prevail.

Section 1.02. Other Interpretative Matters. All accounting terms not specifically defined herein shall be construed in accordance with GAAP. Unless otherwise expressly indicated, all references herein to “Article,” “Section,” “Schedule”, “Exhibit” or “Annex” shall mean articles and sections of, and schedules, exhibits and annexes to, this Agreement. For purposes of this Agreement, the other Transaction Documents and all such certificates and other documents, unless the context otherwise requires: (a) references to any amount as on deposit or outstanding on any particular date means such amount at the close of business on such day; (b) the words “hereof,” “herein” and “hereunder” and words of similar import refer to such agreement (or the certificate or other document in which they are used) as a whole and not to any particular provision of such agreement (or such certificate or document); (c) references to any Article, Section, Schedule, Exhibit or Annex are references to Articles, Sections, Schedules, Exhibits and Annexes in or to such agreement (or the certificate or other document in which the reference is made), and references to any paragraph, subsection, clause or other subdivision within any Section or definition refer to such paragraph, subsection, clause or other subdivision of such Section or definition; (d) the term “including” means “including without limitation”; (e) references to any Applicable Law refer to that Applicable Law as amended from time to time and include any successor Applicable Law; (f) references to any agreement refer to that agreement as from time to time amended, restated or supplemented or as the terms of such agreement are waived or modified in accordance with its terms; (g) references to any Person include that Person’s permitted successors and assigns; (h) headings are for purposes of reference only and shall not otherwise affect the meaning or interpretation of any provision hereof; (i) unless otherwise provided, in the calculation of time from a specified date to a later specified date, the term “from” means “from and including”, and the terms “to” and “until” each means “to but excluding”; (j) terms in one gender include the parallel terms in the neuter and opposite gender; (k) references to any amount as on deposit or outstanding on any particular date means such amount at the close of business on such day and (l) the term “or” is not exclusive.

Section 1.03. Conforming Changes Relating to Relevant Rate. With respect to any of the Relevant Rates, the Administrative Agent will have the right to make Conforming Changes from time to time with the consent of the Group Agents and, notwithstanding anything to the contrary herein or in any other Transaction Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party (other than the Group Agents) to this Agreement or any other Transaction Document; provided that, with respect to any such amendment effected, the Administrative Agent shall provide notice to the Seller and each Group Agent of each such amendment implementing such Conforming Changes reasonably promptly after such amendment becomes effective.

Section 1.04. Exchange Rates; Currency Equivalents.

(a) The Servicer shall determine the Euro Equivalent amounts of Investments and Outstanding Amounts denominated in Alternative Currencies and list such amounts in the

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relevant Investment Requests and Information Packages (as applicable). Such Euro Equivalent shall become effective as of such Revaluation Date and shall be the Euro Equivalent of such amounts until the next Revaluation Date to occur. Except for purposes of financial statements delivered by the Seller Parties hereunder or calculating Financial Covenants hereunder or except as otherwise provided herein, the applicable amount of any currency (other than Euros) for purposes of the Transaction Documents shall be such Euro Equivalent amount as so determined by the Servicer.

(b) Wherever in this Agreement in connection with an Investment, conversion or repayment of Capital an amount (such as a required minimum or multiple amount) is expressed in Euros, but such Investment is denominated in an Alternative Currency, such amount shall be the relevant Alternative Currency Equivalent of such Euro amount (rounded to the nearest unit of such Alternative Currency, with 0.5 of a unit being rounded upward), as determined by the Servicer in accordance with the definition of Alternative Currency Equivalent in the Master Framework Agreement.

Section 1.05.Additional Alternative Currencies

(a) The Seller may from time to time request that Investments of Capital be made in a currency other than Euros or those specifically listed in the definition of “Alternative Currency”; provided that such requested currency is an Eligible Currency. In the case of any such request with respect to the making of Investments of Capital, such request shall be subject to the approval of the Administrative Agent and each Group Agent.

(b) Any such request shall be made to the Administrative Agent not later than 5:00 p.m. (London time), twenty (20) Business Days prior to the date of the desired Investment (or such other time or date as may be agreed by the Administrative Agent in its or their sole discretion). In the case of any such request pertaining to Capital, the Administrative Agent shall promptly notify each Group Agent thereof. Each Group Agent shall notify the Administrative Agent, not later than 5:00 p.m. (London time), ten (10) Business Days after receipt of such request whether it consents, in its sole discretion, to the making of investments of Capital in such requested currency.

(c) Any failure by a Purchaser to respond to such request within the time period specified in the preceding sentence shall be deemed to be a refusal by such Purchaser to permit Capital in such requested currency. If the Administrative Agent and all the Purchasers consent to making Investment in Capital in such requested currency and the Administrative Agent and such Purchasers reasonably determine that an appropriate interest rate is available to be used for such requested currency, the Administrative Agent shall so notify the Seller and (i) the Administrative Agent and such Group Agents may amend the definition of Relevant Rate to the extent necessary to add the applicable rate for such currency and any applicable adjustment for such rate and (ii) to the extent the definition of Relevant Rate, as applicable, has been amended to reflect the appropriate rate for such currency, such currency shall thereupon be deemed for all purposes to be an Alternative Currency for purposes of any Capital and Investments thereof. If the Administrative Agent shall fail to obtain consent to any request for an additional currency under this Section 1.05(c), the Administrative Agent shall promptly so notify the Seller.

Section 1.06.Change of Currency

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(a) Each obligation of the Seller to make a payment denominated in the national currency unit of any member state of the European Union that adopts the Euro as its lawful currency after the Closing Date shall be redenominated into Euro at the time of such adoption. If, in relation to the currency of any such member state, the basis of yield expressed in this Agreement in respect of that currency shall be inconsistent with any convention or practice in the interbank market for the basis of accrual of interest in respect of the Euro, such expressed basis shall be replaced by such convention or practice with effect from the date on which such member state adopts the Euro as its lawful currency; provided that, if any Investment in the currency of such member state is outstanding immediately prior to such date, such replacement shall take effect, with respect to such Investment, at the end of the then current Yield Period.

(b) Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect the adoption of the Euro by any member state of the European Union and any relevant market conventions or practices relating to the Euro.

(c) Each provision of this Agreement also shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect a change in currency of any other country and any relevant market conventions or practices relating to the change in currency.

Article II

TERMS OF THE PURCHASES AND INVESTMENTS

Section 2.01. Purchase Facility.

(a) Investments. Upon a request by the Seller pursuant to Section 2.02, and on the terms and subject to the conditions hereinafter set forth, the Conduit Purchasers, ratably, in accordance with the aggregate of the Commitments of the Related Committed Purchasers with respect to each such Conduit Purchaser, severally and not jointly, may, in their sole discretion, make payments of Capital in Euro or in one or more Alternative Currencies to the Seller on a revolving basis, and if and to the extent any Conduit Purchaser does not make any such payment of Capital or if any Group does not include a Conduit Purchaser, the Related Committed Purchaser(s) for such Conduit Purchaser or the Committed Purchaser for such Group, as the case may be, shall, ratably in accordance with their respective Commitments, severally and not jointly, make such payment of Capital to the Seller, in either case, from time to time during the period from the Closing Date to the Termination Date. Each such payment of Capital by a Purchaser to the Seller shall constitute an Investment hereunder for all purposes. Under no circumstances shall any Purchaser be obligated to make any Investment if, after giving effect thereto:

(i) the Aggregate Capital would exceed the Facility Limit at such time;

(ii) the sum of (A) the Capital of such Purchaser, plus (B) the aggregate outstanding Capital of each other Purchaser in its Group would exceed the Group Commitment of such Purchaser’s Group;

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(iii) if such Purchaser is a Committed Purchaser, the aggregate outstanding Capital of such Committed Purchaser would exceed its Commitment;

(iv) the Aggregate Capital would exceed the Capital Coverage Amount at such time; or

(v) the aggregate outstanding amount of all Investments in such currency would exceed the applicable Currency Sublimit.

(b) Sale and assignment of Receivables and Other Sold Assets. In consideration of the Purchasers’ respective agreements to make Investments in accordance with the terms hereof, the Seller, on the Closing Date, on the date of each Investment and on each other date occurring on or prior to the Termination Date, agrees to sell, assign and transfer and hereby sells, assigns and transfers to the Administrative Agent and the Administrative Agent agrees to purchase and accept such assignment and transfer and hereby purchases and accepts such assignment and transfer (for the ratable benefit of the Purchasers according to their Capital as increased or reduced from time to time hereunder), all of the Seller’s right, title and interest in, to and under all of the following, whether now or hereafter owned, existing or arising (collectively, the “Sold Assets”): (i) all Sold Receivables, (ii) all Related Rights with respect to such Sold Receivables, (iii) all Collections with respect to such Sold Receivables and (iv) all proceeds of the foregoing. Such sales, assignments and transfers by the Seller shall, in each case, occur and be deemed to occur for all purposes in accordance with the terms hereof automatically without further action, notice or consent of any party.

(c) Intended Characterization as a Purchase and Sale. It is the intention of the parties to this Agreement that the assignment and transfer and conveyance of the Seller’s right, title and interest in, to and under the Sold Assets to the Administrative Agent (for the ratable benefit of the Purchasers according to their Capital as increased or reduced from time to time hereunder) pursuant to this Agreement shall constitute a purchase and sale and not a pledge for security, and such purchase and sale of the Sold Assets hereunder shall be treated as a sale for all purposes (except as provided in Section 2.01(d)).

(d) Obligations Not Assumed. Notwithstanding any provision contained in this Agreement or any other Transaction Document to the contrary, the foregoing sale, assignment, transfer and conveyance set forth in Section 2.01(b) does not constitute, and is not intended to result in, the creation or an assumption by the Administrative Agent, any Group Agent or any Purchaser of any obligation or liability of the Seller, any Originator, the Servicer, or any other Person under or in connection with all, or any portion of, any Sold Assets, all of which shall remain the obligations and liabilities of the Seller, the Originators, the Servicer and such other Persons, as applicable.

(e) Selection, Designation and Reporting of Sold Receivables. The Seller (or the Servicer on its behalf) shall select and identify from the Pool Receivables all Sold Receivables to be sold pursuant to Section 2.01(b) in its sole discretion; provided, however, that (i) the Seller shall select Sold Receivables from the Pool Receivables on an invoice-by-invoice basis, and the Seller shall transfer pursuant to Section 2.01(b) 100% of its interest in any invoice that reflects Sold Receivables, such that all Receivables reflected or evidenced by such an invoice shall be included as Sold Receivables, and (ii) the Seller shall not select Sold Receivables in a manner that causes the aggregate Outstanding Balance of Sold Receivables to exceed the Aggregate Capital. The Seller shall maintain (or cause the Servicer to maintain)

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books and records sufficient to readily identify the Sold Receivables. The Seller and Servicer shall cause all Sold Receivables to be identified on each Investment Request in accordance with Section 2.02(a) (using a selection method satisfactory to the Purchasers acting reasonably and provided such selection method shall not require the Seller and Servicers to act in breach of any relevant laws or regulations) and on each Information Package and Weekly Report delivered hereunder.

(f) Audit Right. The Administrative Agent shall be entitled to review the Contracts relating to the top 20 Obligors comprising the Pool Receivables, by giving the Seller and the Servicer 10 Business Days’ notice. The Administrative Agent may only make one audit request pursuant to this Section 2.01(f) per calendar year.

Section 2.02. Making Investments; Return of Capital.

(a) Each Investment hereunder shall be made on the prior written request from the Seller to the Administrative Agent and the relevant Group Agent in the form of an Investment Request attached hereto as Exhibit A. Each such Investment Request must be received by the Administrative Agent and the relevant Group Agent not later than 3:00 p.m. (London time) on the fifth Business Day immediately prior to the relevant Monthly Settlement Date (a “Monthly Investment Request”). Each Investment of Capital shall be in a principal amount of the Euro Equivalent of €5,000,000 or a whole multiple of the Euro Equivalent of €1,000,000 in excess thereof. Each such Investment Request shall specify (i) the amount of Capital requested in each applicable currency, the Euro Equivalent and the Spot Rate used in determining the Euro Equivalent, (ii) the allocation of such amount among the Groups (which shall be ratable based on the Group Commitments), (iii) the accounts to which the Capital of such Investment shall be distributed, (iv) all Pool Receivables that are or, effective upon the making of such Investment, will be, Sold Receivables (v) the requested date of the Investment (which shall be a Business Day), and (vi) if applicable, the duration of the Yield Period with respect thereto. Except as provided pursuant to Section 4.05, no Capital may be converted into or continued as Capital denominated in a different currency, but instead must be repaid in full in the original currency of such Capital and re-requested as a new Investment in other currency.

(b) On the Monthly Settlement Date, following a Monthly Investment Request, the Purchasers shall, upon satisfaction of the applicable conditions set forth in Article V and pursuant to the other conditions set forth in this Article II, make available to the Seller in same day funds an aggregate amount equal to the amount of Capital requested, at the accounts set forth in the related Investment Request.

(c) Each Committed Purchaser’s obligation shall be several, such that the failure of any Committed Purchaser to make available to the Seller any funds in connection with any Investment shall not relieve any other Committed Purchaser of its obligation, if any, hereunder to make funds available on the date such Investments are requested (it being understood, that no Committed Purchaser shall be responsible for the failure of any other Committed Purchaser to make funds available to the Seller in connection with any Investment hereunder).

(d) The Seller shall return in full the outstanding Capital of each Purchaser on the Seller Obligation Final Due Date. Prior thereto, the Seller shall, on each Settlement Date, reduce the outstanding Capital of the Purchasers to the extent required under Section 3.01 and otherwise in accordance with such Section 3.01 (subject to the priorities for payment set forth

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therein) by paying the amount of such reduction to the Purchasers in accordance with Section 3.02. Notwithstanding the foregoing, the Seller, in its discretion, shall have the right to reduce, in whole or in part by payment in accordance with Section 3.02, the outstanding Capital of the Purchasers upon written notice on the last Business Day of each calendar quarter until the Scheduled Termination Date to the Administrative Agent and each Group Agent in the form of a Reduction Notice attached hereto as Exhibit B; provided, however, that (i) each such reduction shall be in a minimum aggregate amount of the Euro Equivalent of €5,000,000 or integral multiples of the Euro Equivalent of €1,000,000 in excess thereof, and (ii) any payment in respect of the portion(s) of Capital so reduced shall be paid in full on the immediately following Optional Reduction Date.

(e) The Seller may, at any time upon at least ten (10) Business Days’ prior written notice to the Administrative Agent and each Group Agent, terminate the Facility Limit in whole or ratably reduce the Facility Limit in part to be effective as at the proceeding Settlement Date. Each partial reduction in the Facility Limit shall be in a minimum aggregate amount of the Euro Equivalent of €5,000,000 or integral multiples of the Euro Equivalent of €1,000,000 in excess thereof, and no such partial reduction shall reduce the Facility Limit to an amount less than the Euro Equivalent of €75,000,000. In connection with any partial reduction in the Facility Limit, the Commitment of each Committed Purchaser and the respective Currency Sublimits shall be ratably reduced.

(f) In connection with any reduction of the Commitments, the Seller shall remit to the Administrative Agent (i) instructions regarding such reduction and (ii) for payment to the Purchasers, cash in an amount sufficient to pay (A) Capital of Purchasers in each Group in excess of the Group Commitment of such Group and (B) all other outstanding Seller Obligations with respect to such reduction (determined based on the ratio of the reduction of the Commitments being effected to the amount of the Commitments prior to such reduction or, if the Administrative Agent reasonably determines that any portion of the outstanding Seller Obligations is allocable solely to that portion of the Commitments being reduced or has arisen solely as a result of such reduction, all of such portion) including, without duplication, any associated indemnity payments due under Section 4.02. Upon receipt of any such amounts, the Administrative Agent shall apply such amounts first to the reduction of the outstanding Capital, and second to the payment of the remaining outstanding Seller Obligations with respect to such reduction, including any indemnity payments due under Section 4.02, by paying such amounts to the Purchasers. For the avoidance of doubt, no reduction of the Commitments in accordance with this Section 2.02(f) shall constitute a repurchase of Receivables by the Seller.

(g) Each Investment of Capital made hereunder to the Seller in connection with a Pool Receivable shall be in the currency equal to the currency of that Pool Receivable, provided it is an Agreed Currency.

Section 2.03. Yield and Fees.

(a) Fees. On each Settlement Date, the Seller shall, in accordance with the terms and priorities for payment set forth in Section 3.01, pay to each Group Agent, each Purchaser, the Administrative Agent and the Structuring Agent certain fees (collectively, the “Fees”) in the amounts set forth in the fee letter agreements from time to time entered into, among the Seller, the members of the applicable Group (or their Group Agent on their behalf) and/or the Administrative Agent (each such fee letter agreement, as amended, restated,

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supplemented or otherwise modified from time to time, collectively being referred to herein as the “Fee Letter”).

(b) Yield and Fees. Each Purchaser’s Capital shall accrue Yield on each day when such Capital remains outstanding at the then applicable Yield Rate for such Capital (or each applicable portion thereof). The Seller shall pay all Yield (including, for the avoidance of doubt, all Yield accrued during a Yield Period), Fees and indemnity payments due under Section 4.02 accrued during each Yield Period on each Settlement Date in arrears in accordance with the terms and priorities for payment set forth in Section 3.01. For the avoidance of doubt, the Seller’s obligation to pay all Fees and Yield hereunder when due shall not be contingent upon the receipt or availability of Collections. Each Purchaser shall furnish the Seller and the Servicer with an invoice at least two Business Days prior to the Monthly Reporting Date setting forth the amount of the Yield and Fees (calculated in accordance with the Fee Letter) that are due and owing on the immediately succeeding Monthly Settlement Date for the applicable Yield Period with respect to such Capital provided by such Purchaser.

(c) Highest Lawful Rate. If at any time the designated rate of interest (including the Yield Rate for such purpose) applicable to any Purchaser’s Capital exceeds the highest lawful rate, the rate of interest (including the Yield Rate for such purpose) on such Purchaser’s Capital shall be limited to the highest lawful rate.

(d) The Seller may call any Purchaser on or before the date on which an Investment Request is to be delivered to receive an indication of the rates then in effect, but it is acknowledged that such projection shall not be binding on the Administrative Agent or the Purchasers nor affect the rate of interest which thereafter is actually in effect when the election is made.

(e) Yield and Interest After Default. To the extent permitted by Law, upon the occurrence of an Event of Termination and until such time such Event of Termination shall have been cured or waived, at the discretion of the Administrative Agent or upon written demand by the Majority Group Agents to the Administrative Agent:

(i) Yield Rate. The Yield Rate applicable to any Capital shall be increased by 2.00% per annum;

(ii) Other Obligations. Each other obligation of any Seller-Related Party hereunder if not paid when due shall bear interest at a rate per annum equal to the sum of the Base Rate plus an additional 2.00% per annum from the time such obligation becomes due and payable until the time such obligation is paid in full; and

(iii) Acknowledgment. The Seller acknowledges that the increase in rates referred to in this Section 2.03(e) reflects, among other things, the fact that such Capital or other amounts have become a substantially greater risk given their default status and that the Purchasers are entitled to additional compensation for such risk; and all such interest or yield shall be payable upon demand by the Administrative Agent or (if earlier) on the first Settlement Date occurring after such interest or yield accrues.

Section 2.04. Records of Investments and Capital. Each Group Agent shall record in its records, the date and amount of each Investment made by the Purchasers in its Group hereunder, the Yield Rate with respect to the related Capital (and each portion thereof), the

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Yield accrued on such Purchasers’ Capital and each repayment and payment thereof. Subject to Section 14.03(c), such records shall be conclusive and binding absent manifest error. The failure to so record any such information or any error in so recording any such information shall not, however, limit or otherwise affect the obligations of the Seller hereunder or under the other Transaction Documents to repay the Capital of each Purchaser, together with all Yield accruing thereon and all other Seller Obligations.

Section 2.05. Non-Renewing Purchasers. If at any time the Seller requests that the Committed Purchasers renew their Commitments hereunder and some but less than all the Committed Purchasers consent to such renewal within sixty (60) days of the Seller’s request, the Seller may arrange for an assignment, and such non-consenting Committed Purchasers shall agree to assign, to one or more financial institutions acceptable to the related Group Agent and the Seller of all the rights and obligations hereunder of each such non-consenting Committed Purchaser in accordance with Section 11.03. Any such assignment shall become effective on the then-current Scheduled Termination Date. Each Committed Purchaser which does not so consent to any renewal shall cooperate fully with the Seller in effectuating any such assignment. If none or less than all the Commitments of the non-renewing Committed Purchasers are so assigned as provided above, then the Scheduled Termination Date shall not be renewed.

Section 2.06. Replacement of Purchaser Group. Notwithstanding any other provision of the Transaction Documents and so long as no Event of Termination exists and is continuing, if (A) (x) the Financial Covenants are amended or are otherwise varied from the Ashland Credit Agreement in effect on the Closing Date and (y) any Committed Purchaser that ceases to be a party to the Ashland Credit Agreement as a lender thereunder (along with all of its Affiliates) fails to consent to such amended or otherwise varied Financial Covenants, or (B) the Seller becomes obliged to pay any amount in accordance with Section 4.06 (Illegality), the Seller may, at its sole expense, upon written notice to the Group Agent for such Committed Purchaser and the Administrative Agent, (i) remove such Committed Purchaser and its Group as a party hereto or (ii) require such Committed Purchaser and its Group to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 14.03), all of its interests, rights and obligations under this Agreement and the related Transaction Documents to a new or existing Committed Purchaser who agrees to assume such obligations; provided that:

(a) the Group Agent for such Committed Purchaser shall, on behalf of its Group, have received payment of an amount equal to the Seller Obligations due and payable to its Group hereunder and under the other Transaction Documents from the Seller in the case of a removal pursuant to clause (i) above or from the assignee and the Seller, as applicable, in the case of an assignment pursuant to clause (ii) above;

(b) in the case of an assignment pursuant to clause (ii) above, such assignment does not conflict with Applicable Law;

(c) a Committed Purchaser and its Group shall not be required to be removed from this Agreement or make any such assignment or delegation if, prior thereto, as a result of a waiver or consent by such Committed Purchaser or otherwise, the circumstances entitling the Seller to require such removal or such assignment and delegation cease to apply;

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(d) in the case of a removal pursuant to clause (i) above, the Facility Limit shall (x) be reduced by the corresponding amount of such Committed Purchaser’s Commitment and (y) if applicable, concurrently increased up to the amount of the removed Committed Purchaser’s Commitment by the Commitment of any existing Committed Purchaser that has, in its sole discretion, consented to increase its Commitment or new Committed Purchaser that has joined this Agreement by execution of a separate joinder agreement hereto, subject to the consent of the Group Agents (in their sole discretion); provided that, that in no event shall the Facility Limit be reduced such that the Aggregate Capital will exceed the Facility Limit;

(e) the Seller shall be permitted to replace any Purchaser which is the Administrative Agent or an Affiliate thereof only, if, in either case, the Administrative Agent is also replaced contemporaneously, pursuant to documents reasonably satisfactory to the Administrative Agent and the Administrative Agent has received payment of an amount equal to all amounts then due and payable to the Administrative Agent hereunder and under each of the other Transaction Document; and

(f) such removal or assignment shall be made upon not less than ten (10) Business Days’ notice delivered by the Seller to the Group Agent for such Committed Purchaser and the Administrative Agent. Any Purchaser required to assign pursuant to this Section 2.06 shall have no duty to procure an assignee.

The foregoing removal or assignment will be effective on the date specified in the notice delivered by the Seller to the applicable Group Agent and the Administrative Agent, subject to the satisfaction of the conditions thereto set forth in this Section 2.06.

Section 2.07. Status of Conduit Purchasers. So long as any Conduit Purchaser holds any Capital, such Conduit Purchaser shall be a multi-seller asset-backed commercial paper conduit and shall ensure that its interests hereunder (including its Capital and its interests in the Sold Assets) will constitute less than 50% of such Conduit Purchaser’s total assets.

Article III

SETTLEMENT PROCEDURES AND PAYMENT PROVISIONS

Section 3.01. Settlement Procedures.

(a) The Servicer (and the Seller where applicable) shall set aside and hold in trust for the benefit of the Secured Parties (or, if so requested by the Administrative Agent, transfer to the Seller Collection Accounts), for application in accordance with the priority of payments set forth below, all Collections on Pool Receivables that are received by the Servicer, the Seller or received in any Collection Account; provided, however, that so long as each of the conditions precedent set forth in Section 5.03 are satisfied on such date, (A) the Servicer may release to the Seller from such Collections received on Unsold Receivables the amount (if any) necessary to pay the purchase price for Receivables purchased by the Seller on such date in accordance with the terms of the Purchase and Sale Agreements and (B) the Servicer may release to the Seller all or a portion of such Collections received on Sold Receivables in exchange for the Seller designating an equivalent amount (based on aggregate Outstanding Balances) of Unsold Receivables as new Sold Receivables on Seller’s books and records pursuant to Section 2.01(e), which new Sold Receivables will be automatically and immediately sold by the Seller to the Administrative Agent (for the ratable benefit of the

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Purchasers) pursuant to Section 2.01(b) and Section 2.01(c) upon such release (each such release of Collections described in clauses (A) and (B) above, a “Release”). On each Settlement Date, the Servicer (or, following its assumption of control of the Seller Collection Accounts and/or the Collection Accounts, the Administrative Agent) shall, distribute such Collections in the following order of priority:

(i) first, to the Servicer for the payment of the accrued Servicing Fees payable for the immediately preceding Fiscal Month (plus, if applicable, the amount of Servicing Fees payable for any prior Fiscal Month to the extent such amount has not been distributed to the Servicer);

(ii) second, to each Purchaser and other Purchaser Party (ratably, based on the amount then due and owing to such Person), all accrued and unpaid Yield, Fees and indemnity payments due under Section 4.02 due to such Purchaser and other Purchaser Party for the immediately preceding Yield Period (including any additional amounts or indemnified amounts payable under Section 4.03 and any other Transaction Document in respect of such payments), plus, if applicable, the amount of any such Yield, Fees and indemnity payments due under Section 4.02 (including any additional amounts or indemnified amounts payable under Section 4.03 and any other Transaction Document in respect of such payments) payable for any prior Yield Period to the extent such amount has not been distributed to such Purchaser or Purchaser Party;

(iii) third, as set forth in clause (A), (B) or (C) below, as applicable:

(A) prior to the occurrence of the Termination Date, to the extent that a Capital Coverage Deficit exists on such date, to the Purchasers (ratably, based on the aggregate outstanding Capital of each Purchaser at such time) for the return of a portion of the outstanding Aggregate Capital at such time, in an aggregate amount equal to the amount necessary to reduce the Capital Coverage Deficit to zero (0);

(B) on and after the occurrence of the Termination Date to each Purchaser (ratably, based on the aggregate outstanding Capital of each Purchaser at such time) for the return in full of the aggregate outstanding Capital of such Purchaser at such time; or

(C) prior to the occurrence of the Termination Date, at the election of the Seller and in accordance with Section 2.02(d), to each Purchaser as a return of all or any portion of the outstanding Capital of the Purchasers at such time (ratably, based on the aggregate outstanding Capital of each Purchaser at such time);

(iv) fourth, to the Purchaser Parties, the Affected Persons and the Seller Indemnified Parties (ratably, based on the amount due and owing at such time), for the payment of all other Seller Obligations then due and owing by the Seller to the Purchaser Parties, the Affected Persons and the Seller Indemnified Parties;

(v) fifth, to the Subordinated Lender all accrued and unpaid amounts due to the Subordinated Lender pursuant to the Subordinated Loan Agreement; and

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(vi) sixth, the balance, if any, to be paid to the Seller for its own account.

Amounts payable pursuant to clauses first through fourth above shall be paid (at each level of priority) first from available Collections on Sold Receivables and other Sold Assets, and second, to the extent necessary in order to make all such payments in full, from Collections on Unsold Receivables and other Seller Collateral. The Seller’s right to receive payments (if any) from time to time pursuant to clause sixth above shall, to the extent arising from Collections on Sold Receivables, constitute compensation to the Seller for the Seller’s provision of the Seller Guarantee and the Purchaser Parties’ interests in the Seller Collateral.

(b) All payments or distributions to be made by the Servicer, the Seller and any other Person to the Purchasers (or their respective related Affected Persons and the Seller Indemnified Parties) hereunder shall be paid or distributed to the related Group Agent at its Group Agent’s Account. Each Group Agent, upon its receipt in the applicable Group Agent’s Account of any such payments or distributions, shall distribute such amounts to the applicable Purchasers, Affected Persons and the Seller Indemnified Parties within its Group ratably; provided that if such Group Agent shall have received insufficient funds to pay all of the above amounts in full on any such date, such Group Agent shall pay such amounts to the applicable Purchasers, Affected Persons and the Seller Indemnified Parties within its Group in accordance with the priority of payments forth above, and with respect to any such category above for which there are insufficient funds to pay all amounts owing on such date, ratably (based on the amounts in such categories owing to each such Person in such Group) among all such Persons in such Group entitled to payment thereof.

(c) If and to the extent the Administrative Agent, any Purchaser Party, any Affected Person or any Seller Indemnified Party shall be required for any reason to pay over to any Person (including any Obligor or any trustee, receiver, custodian or similar official in any Insolvency Proceeding) any amount received on its behalf hereunder, such amount shall be deemed not to have been so received but rather to have been retained by the Seller and, accordingly, the Administrative Agent, such Purchaser Party, such Affected Person or such Seller Indemnified Party, as the case may be, shall have a claim against the Seller for such amount.

(d) For the purposes of this Section 3.01:

(i) if on any day the Outstanding Balance of any Pool Receivable is reduced or adjusted as a result of any Dilution, the Seller shall be deemed to have received on such day a Collection of such Pool Receivable in the amount of such reduction or adjustment and shall on the second Business Day following knowledge of such Dilution pay any and all such amounts in respect thereof to a Seller Collection Account (or as otherwise directed by the Administrative Agent at such time) for the benefit of the Purchaser Parties for application pursuant to Section 3.01(a);

(ii) if on any day any of the representations or warranties in paragraphs (s) (Perfection Representations), (w) (Eligible Receivables) and (u) (Ordinary Course of Business) of Schedule 3 (Representations and Warranties) Part 1 (Representations and Warranties of the Seller) to the Master Framework Agreement is not true with respect to any Pool Receivable, the Seller shall be deemed to have received on such day a Collection of such Pool Receivable in full and shall on the second

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Business Day following knowledge thereof pay the amount of such deemed Collection to a Seller Collection Account (or as otherwise directed by the Administrative Agent at such time) for the benefit of the Purchaser Parties for application pursuant to Section 3.01(a) (Collections deemed to have been received pursuant to Section 3.01(d) are hereinafter sometimes referred to as “Deemed Collections”);

(iii) except as provided in clauses (i) or (ii) above or otherwise required by Applicable Law or the relevant Contract, all Collections received from an Obligor of any Receivable shall be applied to the Receivables of such Obligor in the order of the age of such Receivables, starting with the oldest such Receivable, unless such Obligor designates in writing its payment for application to specific Receivables; and

(iv) if and to the extent the Administrative Agent, any Purchaser Party, any Affected Person or any Seller Indemnified Party shall be required for any reason to pay over to an Obligor (or any trustee, receiver, custodian or similar official in any Insolvency Proceeding) any amount received by it hereunder, such amount shall be deemed not to have been so received by such Person but rather to have been retained by the Seller and, accordingly, such Person shall have a claim against the Seller for such amount, payable when and to the extent that any distribution from or on behalf of such Obligor is made in respect thereof.

(e) All amounts due and owing under this Section 3.01(a) shall be repaid in Euros or the relevant Alternative Currency Equivalent in accordance with Section 1.04, provided that (i) any Yield payable pursuant to Section 3.01(a)(ii) and/or any amounts payable pursuant to clause Section 3.01(a)(iv) shall be paid to the relevant Purchaser in the currency of the related Investment and (ii) all Fees shall be payable in the currency specified in the Fee Letter.

Section 3.02. Payments and Computations, Etc.

(a) All amounts to be paid by the Seller or the Servicer to the Administrative Agent, any Purchaser Party, any Affected Person or any Seller Indemnified Party hereunder shall be paid no later than 3:00 p.m. (London time) on the day when due in same day funds to the applicable Group Agent’s Account.

(b) Each of the Seller and the Servicer shall, to the extent permitted by Applicable Law, pay interest on any amount not paid or deposited by it when due hereunder, at an interest rate per annum equal to 2.00% per annum above the Base Rate, payable on demand.

(c) All computations of interest under subsection (b) above and all computations of Yield, Fees and other amounts hereunder shall be made on the basis of a year of 360 days (or, in the case of amounts determined by reference to the Base Rate, 365 or 366 days, as applicable) for the actual number of days (including the first but excluding the last day) elapsed. Whenever any payment or deposit to be made hereunder shall be due on a day other than a Business Day, such payment or deposit shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of such payment or deposit.

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(d) In making the distributions and payments out of Collections hereunder and in setting aside and reserving Collections for future distributions and payments hereunder, the Servicer shall, to the extent Collections are available therefor and subject to any applicable priorities of payment set forth herein, (i) first, apply Collections received in a particular currency to amounts distributable or payable in such currency, and (ii) second, to the extent that Collections received in a particular currency are not sufficient to distribute, pay, set aside or reserve for amounts distributable or payable in such currency, apply any excess Collections received in another currency to such distribution or payment.

(e) Subject to Section 3.01(e), on any day when any computation or calculation hereunder requires the aggregation of amounts denominated in more than one currency, all amounts that are denominated in any currency (other than Euros) shall be converted to the Euro Equivalent thereof on such day.

(f) Subject to Section 3.01(e), if on any Settlement Date or any other day a payment is due and payable hereunder it is necessary for funds in one currency to be converted into any other currency in order to make any payment or distribution required to be made hereunder, the Seller (or the Servicer on its behalf) shall solicit offer quotations from at least two (2) foreign exchange dealers reasonably acceptable to the Administrative Agent for effecting such exchange and shall select the quotation which provides for the best exchange rate. The Seller (or the Servicer on its behalf) shall effect such exchange on such Settlement Date or other day, as the case may be. Notwithstanding the foregoing, if the Administrative Agent has obtained exclusive control of the Seller Collection Accounts and/or the Collection Accounts or if an Event of Termination has occurred and is continuing, the Administrative Agent shall have the right to convert Collections denominated in any currency in order to make such payments of distributions due in another currency in accordance with the Administrative Agent’s customary practices for currency conversions. Any loss, cost or expense incurred in connection with any such conversion shall be for the account of the Seller.

Article IV

INCREASED COSTS; FUNDING LOSSES; TAXES; ILLEGALITY AND BACK-UP SECURITY INTEREST

Section 4.01. Increased Costs.

(a) Increased Costs Generally.

(i) If any Change in Law shall:

(A) impose, modify or deem applicable any reserve, special deposit, liquidity, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Affected Person;

(B) subject any Affected Person to any Taxes (except to the extent such Taxes are Indemnified Taxes or Excluded Taxes) on its loans, loan principal, letters of credit, commitments, or value of Receivables or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

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(C) impose on any Affected Person any other condition, cost or expense (other than Taxes) (A) affecting the Sold Assets, the Seller Collateral, this Agreement, any other Transaction Document, any Program Support Agreement, any Capital or any participation therein or (B) affecting its obligations or rights to make Investments or fund or maintain Capital, and the result of any of the foregoing shall be to increase the cost to such Affected Person of (A) acting as the Administrative Agent, a Group Agent or a Purchaser hereunder or as a Program Support Provider with respect to the transactions contemplated hereby, (B) making any Investment or funding or maintaining any Capital (or any portion thereof or (C) maintaining its obligation to make any Investment or to fund or maintain any Capital (or any portion thereof), or to reduce the amount of any sum received or receivable by such Affected Person hereunder, then, upon request of such Affected Person (or its Group Agent), the Seller shall pay to such Affected Person such additional amount or amounts as will compensate such Affected Person for such additional costs incurred or reduction suffered.

(b) Capital and Liquidity Requirements. If any Affected Person determines that any Change in Law affecting such Affected Person or any lending office of such Affected Person or such Affected Person’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of (x) increasing the amount of capital required to be maintained by such Affected Person or Affected Person’s holding company, if any, (y) reducing the rate of return on such Affected Person’s capital or on the capital of such Affected Person’s holding company, if any, or (z) causing an internal capital or liquidity charge or other imputed cost to be assessed upon such Affected Person or Affected Person’s holding company, if any, in each case, as a consequence of (A) this Agreement or any other Transaction Document, (B) the commitments of such Affected Person hereunder or under any other Transaction Document or any related Program Support Agreement, (C) the Investments made by such Affected Person, or (D) any Capital (or portion thereof), to a level below that which such Affected Person or such Affected Person’s holding company could have achieved but for such Change in Law (taking into consideration such Affected Person’s policies and the policies of such Affected Person’s holding company with respect to capital adequacy and liquidity), then from time to time, upon request of such Affected Person (or its Group Agent), the Seller will pay to such Affected Person such additional amount or amounts as will compensate such Affected Person or such Affected Person’s holding company for any such increase, reduction or charge.

(c) Adoption of Changes in Law. The Seller acknowledges that any Affected Person may institute measures in anticipation of a Change in Law (including, without limitation, the imposition of internal charges on such Affected Person’s interests or obligations under any Transaction Document or Program Support Agreement), and may commence allocating charges to or seeking compensation from the Seller under this Section 4.01 in connection with such measures, in advance of the effective date of such Change in Law, and the Seller agrees to pay such charges or compensation to such Affected Person, following demand therefor in accordance with the terms of this Section 4.01, without regard to whether such effective date has occurred.

(d) Certificates for Reimbursement. A certificate of an Affected Person (or its Group Agent on its behalf) setting forth the amount or amounts necessary to compensate

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such Affected Person or its holding company, as the case may be, as specified in clause (a), (b) or (c) of this Section and delivered to the Seller, shall be conclusive absent manifest error. The Seller shall, subject to the priorities of payment set forth in Section 3.01, pay such Affected Person the amount shown as due on any such certificate on the first Settlement Date occurring at least ten (10) days after the Seller’s receipt of such certificate.

(e) Delay in Requests. Failure or delay on the part of any Affected Person to demand compensation pursuant to this Section shall not constitute a waiver of such Affected Person’s right to demand such compensation; provided that the Seller shall not be required to compensate an Affected Person pursuant to this Section for any increased costs incurred or reductions suffered more than one hundred eighty (180) days prior to the date that such Affected Person notifies the Seller of the Change in Law giving rise to such increased costs or reductions and of such Affected Person’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the one hundred eighty (180) days period referred to above shall be extended to include the period of retroactive effect thereof).

Section 4.02. Funding Losses. In addition to the compensation or payments required by Section 4.01 or Section 4.03 the Seller shall indemnify each Purchaser against all liabilities, losses or expenses (including loss of anticipated profits, any foreign exchange losses and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain any Capital, from fees payable to terminate the deposits from which such funds were obtained or from the performance of any foreign exchange contract) which such Purchaser sustains or incurs as a consequence of any:

(a) payment, prepayment or renewal of any Capital to which the Relevant Rate applies on a day other than a Monthly Settlement Date (whether or not such payment or prepayment is mandatory, voluntary, or automatic and whether or not any such payment or prepayment is then due);

(b) attempt by the Seller to revoke (expressly, by later inconsistent notices or otherwise) in whole or part any Investment Request or notice relating to prepayments under Section 2.02(e) or failure by the Seller (for a reason other than the failure of such Purchaser to fund an Investment) to prepay, borrow, continue or convert any Capital on the date or in the amount notified by the Seller; or

(c) any assignment of Capital then accruing Yield based on the Relevant Rate on a day other than the last day of the Yield Period therefor.

If any Purchaser sustains or incurs any such loss or expense, it shall from time to time notify the Seller of the amount determined in good faith by such Purchaser (which determination may include such assumptions, allocations of costs and expenses and averaging or attribution methods as such Purchaser shall deem reasonable) to be necessary to indemnify such Purchaser for such loss or expense. Such notice shall specify in reasonable detail the basis for such determination. Such amount shall be due and payable by the Seller to such Purchaser on the first Settlement Date occurring after such notice is given or, if such amount is payable due to clause (a) or (c) above, then on the date of such payment, prepayment, renewal or assignment so long as such notice has been given on or prior to such date.

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Section 4.03. Taxes.

(a) Payments Free of Taxes. Any and all payments by or on account of any obligation of the Seller and its Affiliates under any Transaction Document shall be made without deduction or withholding for any Taxes, except as required by Applicable Law. If any Applicable Law (as determined in the good faith discretion of the applicable withholding agent requires the deduction or withholding of any Tax from any such payment to a Purchaser Party, Affected Person or Seller Indemnified Party, then the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law, and, if such Tax is an Indemnified Tax, then the sum payable by the Seller and/or such Affiliate shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section), the applicable Purchaser Party, Affected Person or Seller Indemnified Party receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b) Payment of Other Taxes by the Seller. The Seller shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or, at the option of the Administrative Agent, timely reimburse it for the payment of, any Other Taxes.

(c) Indemnification by the Seller. The Seller shall indemnify each Affected Person, within ten days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Affected Person or required to be withheld or deducted from a payment to such Affected Person and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. Promptly upon having knowledge that any such Indemnified Taxes have been levied, imposed or assessed, and promptly upon notice by the Administrative Agent or any Affected Person (or its related Group Agent), the Seller shall pay such Indemnified Taxes directly to the relevant taxing authority or Governmental Authority (or to the Administrative Agent or such Affected Person if such Taxes have already been paid to the relevant taxing authority or Governmental Authority); provided that neither the Administrative Agent nor any Affected Person shall be under any obligation to provide any such notice to the Seller. A certificate as to the amount of such payment or liability delivered to the Seller by an Affected Person (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of an Affected Person, shall be conclusive absent manifest error.

(d) Indemnification by the Purchasers. Each Purchaser shall severally indemnify the Administrative Agent, within ten days after demand therefor, for (i) any Indemnified Taxes attributable to such Purchaser, its Related Conduit Purchaser or any of their respective Affiliates that are Affected Persons (but only to the extent that the Seller and its Affiliates have not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting any obligation of the Seller, the Servicer or their Affiliates to do so) and (ii) any Excluded Taxes attributable to such Purchaser, its Related Conduit Purchaser or any of their respective Affiliates that are Affected Persons, in each case, that are payable or paid by the Administrative Agent in connection with any Transaction Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly

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or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Purchaser (or its Group Agent) by the Administrative Agent shall be conclusive absent manifest error. Each Purchaser hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Purchaser, its Related Conduit Purchaser or any of their respective Affiliates that are Affected Persons under any Transaction Document or otherwise payable by the Administrative Agent to such Purchaser, its Related Conduit Purchaser or any of their respective Affiliates that are Affected Persons from any other source against any amount due to the Administrative Agent under this clause (d).

(e) Evidence of Payments. As soon as practicable after any payment of Taxes by the Seller to a Governmental Authority pursuant to this Section 4.03, the Seller shall deliver to the Administrative Agent evidence of such payment reasonably satisfactory to the Administrative Agent.

(f) Status of Affected Persons.

(i) Each Affected Person (that is entitled to any Yield or interest payments pursuant to the Transaction Documents) which becomes a party to this Agreement on the day on which this Agreement is entered into confirms that, on such date, it is a Qualifying Person and will notify the Seller and Administrative Agreement promptly in the event it ceases to be a Qualifying Person.

(ii) Each Affected Person (that is entitled to any Yield or interest payments pursuant to the Transaction Documents) which becomes a party to this Agreement after the date of this Agreement (if any) shall indicate in writing to the Seller and Administration Agent whether or not it a Qualifying Person (and shall be treated as if it is not a Qualifying Person until it notifies the Seller and Administration Agent which category applies).

(iii) Notwithstanding clause (f) above, any Affected Person that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Transaction Document shall deliver to the Seller and the Administrative Agent, at the time or times reasonably requested by the Seller or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Seller or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Affected Person, if reasonably requested by the Seller or the Administrative Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Seller or the Administrative Agent as will enable the Seller or the Administrative Agent to determine whether or not such Affected Person is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 4.03(f)(ii)(A), Section 4.03(f)(ii)(B) and Section 4.03(g)) shall not be required if, in the Affected Person’s reasonable judgment, such completion, execution or submission would subject such Affected Person to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Affected Person.

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(iv) Without limiting the generality of the foregoing, in the event a payment by or on account of any obligation of the Seller or any of its Affiliates under any Transaction Document would be subject to U.S. withholding Tax:

(A) an Affected Person that is a U.S. Person shall deliver to the Seller and the Administrative Agent from time to time upon the reasonable request of the Seller or the Administrative Agent, executed copies of Internal Revenue Service Form W-9 certifying that such Affected Person is exempt from U.S. federal backup withholding tax;

(B) any Affected Person that is not a U.S. Person shall, to the extent it is legally entitled to do so, deliver to the Seller and the Administrative Agent (in such number of copies as shall be requested by the Affected Person) from time to time upon the reasonable request of the Seller or the Administrative Agent, whichever of the following is applicable:

(1) in the case of such an Affected Person claiming the benefits of an income tax treaty to which the United States is a party, (x) with respect to payments of interest under any Transaction Document, executed copies of Internal Revenue Service Form W‑8BEN or Internal Revenue Service Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Transaction Document, Internal Revenue Service Form W-8BEN or Internal Revenue Service Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) executed copies of Internal Revenue Service Form W-8ECI;

(3) in the case of such an Affected Person claiming the benefits of the exemption for portfolio interest under Section 881 (c) of the Code, (x) a certificate to the effect that such Affected Person is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Seller within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” related to the Seller as described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of Internal Revenue Service Form W-8BEN or Internal Revenue Service Form W-8BEN-E, as applicable; or

(4) to the extent such Affected Person is not the beneficial owner, executed copies of Internal Revenue Service Form W-8IMY, accompanied by Internal Revenue Service Form

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W‑8ECI, Internal Revenue Service Form W-8BEN or Internal Revenue Service Form W-8BEN-E, as applicable, a U.S. Tax Compliance Certificate, Internal Revenue Service Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that, if such Affected Person is a partnership and one or more direct or indirect partners of such Affected Person are claiming the portfolio interest exemption, such Affected Person may provide a U.S. Tax Compliance Certificate on behalf of each such direct and indirect partner; and

(C) any Affected Person that is not a U.S. Person shall, to the extent it is legally entitled to do so, deliver to the Seller and the Administrative Agent (in such number of copies as shall be requested by the recipient), from time to time upon the reasonable request of the Seller or the Administrative Agent, executed copies of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit the Seller or the Administrative Agent to determine the withholding or deduction required to be made.

(g) Documentation Required by FATCA. If a payment made to an Affected Person under any Transaction Document would be subject to Tax imposed by FATCA if such Affected Person were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Affected Person shall deliver to the Seller and the Administrative Agent at the time or times prescribed by Applicable Law and at such time or times reasonably requested by the Seller or the Administrative Agent such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Seller or the Administrative Agent as may be necessary for the Seller and the Administrative Agent to comply with their obligations under FATCA and to determine that such Affected Person has complied with such Affected Person’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (g), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(h) Survival. Each party’s obligations under this Section 4.03 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Purchaser Party or any other Affected person, the termination of the Commitments and the repayment, satisfaction or discharge of all the Seller Obligations and the Servicer’s obligations hereunder.

(i) Updates. Each Affected Person agrees that if any form or certification it previously delivered pursuant to this Section 4.03(f) or Section 4.03(g) expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Seller and the Administrative Agent in writing of its legal inability to do so.

(j) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 4.03 (including by the payment of additional amounts

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pursuant to this Section 4.03), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 4.03 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (j) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (j), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (j) the payment of which would place the indemnified party in a less favourable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld, or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(k) VAT. Unless otherwise specified, all amounts expressed to be payable under a Transaction Document by any party (a "Customer") to another party other than a Seller Party (a "Supplier"), which (in whole or in part) constitute the consideration for any supply for VAT purposes are deemed to be exclusive of any VAT which is chargeable on that supply, and accordingly, if VAT is or becomes chargeable on any supply made by a Supplier to a Customer under a Transaction Document and such Supplier is required to account to the relevant tax authority for the VAT, that Customer must pay to such Supplier (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of the VAT (and such Supplier must promptly provide an appropriate VAT invoice to that Customer).

(l) Unless otherwise specified, all amounts expressed to be payable under a Transaction Document by any party to a Seller Party are deemed to be inclusive of any VAT which is chargeable on that supply, and accordingly, if VAT is or becomes chargeable on any supply made by a Seller Party under a Transaction Document, the party receiving or deemed to receive the supply for VAT purposes (the "Relevant Recipient") shall not be required to pay any additional amount in respect of any such VAT to the relevant Seller Party in any circumstances. Unless otherwise specified, where the Relevant Recipient is required to account to the relevant tax authority for VAT in respect of a supply for VAT purposes made to it by a Seller Party, the amount of consideration payable to the relevant Seller Party in respect of the relevant supply for VAT purposes shall be reduced by an amount equal to the VAT liability suffered by the Relevant Recipient.

(m) Where a Transaction Document requires any party (an "Indemnifying Party") to reimburse or indemnify another party for any cost or expense, the Indemnifying Party shall reimburse or indemnify (as the case may be) such party for the full amount of such cost or expense, including such part thereof as represents VAT, save to the extent that such party reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority.

(n) Any reference in any Transaction Document to any Person shall, at any time when such Person is treated as a member of a group for VAT purposes, include (where

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appropriate and unless the context otherwise requires) a reference to the Person who is treated as making the supply or (as appropriate) receiving the supply under the grouping rules (as provided for in Article 11 of the Council Directive 2006/112/EC (or as implemented by the relevant member state of the European Union or any other similar provision in any jurisdiction which is not a member state of the European Union)) so that a reference to a Person shall be construed as a reference to that Person or the relevant group or unity (or fiscal unity) of which that Person is a member for VAT purposes at the relevant time or the relevant member (or head) of that group or unity (or fiscal unity) at the relevant time (as the case may be).

(o) In relation to any supply made by a party to another party under a Transaction Document, if reasonably requested by the first party, the second party must promptly provide the first party with details of the second party's VAT registration and such other information as is reasonably requested in connection with the first party’s VAT reporting requirements in relation to such supply.

Section 4.04. Back-Up Security Interest and Back-Up Trust.

(a) If, notwithstanding the intent of the parties stated in Section 2.01(c), the sale, assignment and transfer of any Sold Assets to the Administrative Agent (for the ratable benefit of the Purchasers) hereunder (including pursuant to Section 2.01(b)) is not treated as a sale for all purposes (except as provided in Section 2.01(d), then such sale, assignment and transfer of such Sold Assets shall be treated as the grant of a security interest pursuant to the UK Security Agreement by the Seller to the Administrative Agent (for the ratable benefit of the Purchasers) to secure the payment and performance of all the Seller’s obligations to the Administrative Agent, the Purchasers and the other Secured Parties hereunder and under the other Transaction Documents (including all Seller Obligations).

Section 4.05. Inability to Determine Rates

(a) If in connection with any making, maintenance or funding of Capital, (i) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that (A) no Successor Rate for the Relevant Rate for the applicable Agreed Currency has been determined in accordance with Section 4.05(b) or Section 4.05(c) and the circumstances under clause (i) of Section 4.05(b) or of Section 4.05(c) or the Scheduled Unavailability Date, or the SOFR Scheduled Unavailability Date, has occurred with respect to such Relevant Rate (as applicable), or (B) adequate and reasonable means do not otherwise exist for determining the Relevant Rate for the applicable Agreed Currency for any determination date(s) or requested Yield Period, as applicable, with respect to a proposed Investment of Capital, (ii) the Administrative Agent or the Majority Group Agents determine that for any reason that the Relevant Rate with respect to a proposed Investment denominated in an Agreed Currency for any requested Yield Period or determination date(s) does not adequately and fairly reflect the cost to such Purchasers of funding such Investment, or (iii) the Administrative Agent determines that the making, maintenance or funding of any Investment (or Portion of Capital thereof) accruing yield by reference to the Relevant Rate has been made unlawful, by compliance by the Administrative Agent in good faith with any Law or any interpretation or application thereof by any Governmental Authority or with any request or directive of any such Governmental Authority (whether or not having the force of Law) then the Administrative Agent will promptly so notify the Seller, Ashland and each Group Agent.

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Thereafter, the obligation of the Purchasers to fund or maintain Capital in the affected currencies, as applicable, shall be suspended in each case to the extent of the affected Capital or Yield Period or determination date(s), as applicable, until the Administrative Agent upon instruction of the Majority Group Agents) revokes such notice.

Upon receipt of such notice, (i) the Seller may revoke any pending request for an Investment of Capital to the extent of the affected Capital or Yield Period or determination date(s), as applicable or, failing that, will be deemed to have converted such request into a request for an Investment denominated in Euro in the Euro Equivalent of the amount specified therein and (ii) (A) any outstanding Capital denominated in Euros shall be deemed to have been converted to accrue Yield at the Base Rate immediately and (B) any outstanding affected Capital not denominated in Euros, at the Seller’s election, shall either (1) be converted into Capital denominated in Euro in the Euro Equivalent of the amount of such outstanding Capital immediately in the case of Capital accruing at a Relevant Rate based on a daily rate or at the end of the applicable Yield Period, in the case of Capital accruing at a Relevant Rate based on a term rate or (2) be prepaid in full immediately, in the case of Capital accruing at a Relevant Rate based a daily rate, or at the end of the applicable Yield Period, in the case of Capital accruing at a Relevant Rate based a term rate; provided that if no election is made by the Seller (x) in the case of an Capital accruing at a Relevant Rate based a daily rate, the date that is three Business Days after receipt by the Seller of such notice or (y) in the case of Capital accruing at a Relevant Rate based a term rate, by the last day of the current Yield Period for the applicable Capital accruing at a Relevant Rate based a term rate, the Seller shall be deemed to have elected clause (1) above.

(b) Replacement of SOFR or SOFR Successor Rate. Notwithstanding anything to the contrary in this Agreement or any other Transaction Documents, if the Administrative Agent determines (which determination shall be conclusive absent manifest error), or Ashland or the Majority Group Agents notify the Administrative Agent (with, in the case of the Majority Group Agents, a copy to Ashland and the Seller) that Ashland or the Majority Group Agents (as applicable) have determined, that:

(i) adequate and reasonable means do not exist for ascertaining SOFR because SOFR is not available or published on a current basis and such circumstances are unlikely to be temporary; or.

(ii) the Applicable Authority has made a public statement identifying a specific date after which SOFR shall or will no longer be representative or made available, or permitted to be used for determining the interest rate of syndicated loans denominated in Dollars, or shall or will otherwise cease, provided that, in each case, at the time of such statement, there is no successor administrator that is satisfactory to the Administrative Agent that will continue to provide SOFR on a representative basis (the date on which SOFR is no longer representative or available permanently or indefinitely, the “SOFR Scheduled Unavailability Date”);

or if the events or circumstances of the type described in Section 4.05(b) (i) or (ii) have occurred with respect to the SOFR Successor Rate then in effect, then, the Administrative Agent, Ashland and the Seller may amend this Agreement solely for the purpose of replacing SOFR for Dollars or any then current SOFR Successor Rate for Dollars in accordance with this Section 4.05 with an alternative benchmark rate giving due consideration to any evolving or then existing convention for similar transactions

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in the U.S. and denominated in Dollars for such alternative benchmarks, and, in each case, including any mathematical or other adjustments to such benchmark giving due consideration to any evolving or then existing convention for similar transactions in the U.S. and denominated in Dollars for such benchmarks (and any such proposed rate, including for the avoidance of doubt, any adjustment thereto, a “SOFR Successor Rate”), and any such amendment shall become effective at 5:00 p.m. on the fifth Business Day after the Administrative Agent shall have posted such proposed amendment to all Purchasers, Ashland and the Seller unless, prior to such time, Purchasers comprising the Majority Group Agents have delivered to the Administrative Agent written notice that such Majority Group Agents object to such amendment.

(c) Replacement of Relevant Rate or Successor Rate. Notwithstanding anything to the contrary in this Agreement or any other Transaction Documents, if the Administrative Agent determines (which determination shall be conclusive absent manifest error), or Ashland or the Majority Group Agents notify the Administrative Agent (with, in the case of the Majority Group Agents, a copy to Ashland) that Ashland or the Majority Group Agents (as applicable) have determined, that:

(i) adequate and reasonable means do not exist for ascertaining the Relevant Rate (other than SOFR) for an Agreed Currency (other than Dollars) because none of the tenors of such Relevant Rate (other than SOFR) under this Agreement is available or published on a current basis, and such circumstances are unlikely to be temporary; or

(ii) the Applicable Authority has made a public statement identifying a specific date after which all tenors of the Relevant Rate (other than SOFR) for an Agreed Currency (other than Dollars) under this Agreement shall or will no longer be representative or made available, or permitted to be used for determining the interest rate of syndicated loans denominated in such Agreed Currency (other than Dollars), or shall or will otherwise cease, provided that, in each case, at the time of such statement, there is no successor administrator that is satisfactory to the Administrative Agent that will continue to provide such representative tenor(s) of the Relevant Rate (other than SOFR) for such Agreed Currency (other than Dollars) (the latest date on which all tenors of the Relevant Rate for such Agreed Currency (other than Dollars) under this Agreement are no longer representative or available permanently or indefinitely, the “Scheduled Unavailability Date”);

or if the events or circumstances of the type described in Section 4.05(c) (i) or (ii) have occurred with respect to the Successor Rate then in effect, then, the Administrative Agent, Ashland and the Seller may amend this Agreement solely for the purpose of replacing the Relevant Rate for an Agreed Currency (other than Dollars) or any then current Successor Rate for an Agreed Currency (other than Dollars) in accordance with this Section 4.05 with an alternative benchmark rate giving due consideration to any evolving or then existing convention for similar transactions in the U.S. and denominated in such Agreed Currency (other than Dollars) for such alternative benchmarks, and, in each case, including any mathematical or other adjustments to such benchmark giving due consideration to any evolving or then existing convention for similar credit facilities transactions in the U.S. and denominated in such Agreed Currency (other than Dollars) for such benchmarks (and any such proposed rate,

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including for the avoidance of doubt, any adjustment thereto, a “Non-SOFR Successor Rate”, and collectively with the SOFR Successor Rate, each a “Successor Rate”), and any such amendment shall become effective at 5:00 p.m. on the fifth Business Day after the Administrative Agent shall have posted such proposed amendment to all Purchasers, Ashland and the Seller unless, prior to such time, Purchasers comprising the Majority Group Agents have delivered to the Administrative Agent written notice that such Majority Group Agents object to such amendment.

(d) Successor Rate. The Administrative Agent will promptly (in one or more notices) notify Ashland and the Seller and each Purchaser of the implementation of any Successor Rate.

Any Successor Rate shall be applied in a manner consistent with market practice; provided that to the extent such market practice is not administratively feasible for the Administrative Agent, such Successor Rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent.

Notwithstanding anything else herein, if at any time any Successor Rate as so determined would otherwise be less than zero%, the Successor Rate will be deemed to be zero% for the purposes of this Agreement and the other Transaction Documents.

In connection with the implementation of a Successor Rate the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Transaction Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement; provided that, with respect to any such amendment effected, the Administrative Agent shall post each such amendment implementing such Conforming Changes to Ashland, the Seller and the Purchasers reasonably promptly after such amendment becomes effective.

(e) For purposes of this Section 4.05, those Purchasers that either have not made, or do not have an obligation under this Agreement to make, the relevant Investments in the relevant Alternative Currency shall be excluded from any determination of Majority Group Agents.

Section 4.06. Illegality. If, in any applicable jurisdiction, it becomes unlawful for a Purchaser to perform any of its obligations as contemplated by this Agreement or to fund, issue or maintain its participation in any Investments:

(a) the relevant Group Agent shall promptly notify the Administrative Agent upon becoming aware of that event;

(b) upon the Administrative Agent notifying the Seller, each Commitment of that Purchaser will be immediately cancelled; and

(c) to the extent that the Purchaser’s participation has not been transferred pursuant to Section 2.06, the Seller shall repay that Purchaser's Investments made to the Seller on the Settlement Date for each Investment occurring after the Administrative Agent has notified the Seller or, if earlier, the date specified by the Group Agent in the notice delivered to the Administrative Agent (being no earlier than the last day of any applicable grace period

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permitted by law) and that Purchaser's corresponding Commitment(s) shall be immediately cancelled in the amount of the participations repaid.

Article V

CONDITIONS to Effectiveness AND Investments

Section 5.01. Conditions Precedent to Effectiveness and the Initial Investment. This Agreement shall become effective as of the Closing Date when (a) the Administrative Agent shall have received each of the documents, agreements (in fully executed form), opinions of counsel, lien search results, security filings, certificates and other deliverables listed on the closing memorandum attached as Exhibit H hereto, in each case, in form and substance acceptable to the Administrative Agent and (b) all fees and expenses payable by the Seller on the Closing Date to the Purchaser Parties have been paid in full in accordance with the terms of the Transaction Documents.

Section 5.02. Conditions Precedent to All Investments. Each Investment hereunder on or after the Closing Date shall be subject to the conditions precedent that:

(a) the Seller shall have delivered to the Administrative Agent and the relevant Group Agent an Investment Request for such Investment;

(b) the Servicer shall have delivered to the Administrative Agent and each Group Agent all Information Packages and Weekly Reports required to be delivered hereunder;

(c) the conditions precedent to such Investment specified in Section 2.01(a)(i) through (v) shall be satisfied;

(d) on the date of such Investment the following statements shall be true and correct (and upon the occurrence of such Investment the Seller and the Servicer shall be deemed to have represented and warranted that such statements are then true and correct):

(i) the representations and warranties of the Seller and the Servicer contained in the Master Framework Agreement are true and correct in all material respects on and as of the date of such Investment as though made on and as of such date unless such representations and warranties by their terms refer to an earlier date, in which case they shall be true and correct in all material respects on and as of such earlier date;

(ii) no Event of Termination or Unmatured Event of Termination has occurred and is continuing, and no Event of Termination or Unmatured Event of Termination would result from such Investment;

(iii) no Capital Coverage Deficit exists or would exist after giving effect to such Investment;

(iv) the amounts drawn under the Subordinated Loan Agreement shall equal at least 5% of the Pool Receivables at all times; and

(v) the Termination Date has not occurred.

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Section 5.03. Conditions Precedent to All Releases. Each Release hereunder on or after the Closing Date shall be subject to the conditions precedent that:

(a) after giving effect to such Release, the Servicer shall be holding in trust for the benefit of the Secured Parties an amount of Collections sufficient to pay the sum of (x) all accrued and unpaid Servicing Fees, Yield, Fees and indemnity payments due under Section 4.02, in each case, through the date of such Release, (y) the amount of any Capital Coverage Deficit and (z) the amount of all other accrued and unpaid Seller Obligations through the date of such Release;

(b) the Seller shall use the proceeds of such Release together with the proceeds of any Subordinated Loan solely to pay the purchase price for Receivables purchased by the Seller in accordance with the terms of each Purchase and Sale Agreement; and

(c) on the date of such Release the following statements shall be true and correct (and upon the occurrence of such Release, the Seller and the Servicer shall be deemed to have represented and warranted that such statements are then true and correct):

(i) the representations and warranties of the Seller and the Servicer contained in the Master Framework Agreement are true and correct in all material respects on and as of the date of such Release as though made on and as of such date unless such representations and warranties by their terms refer to an earlier date, in which case they shall be true and correct in all material respects on and as of such earlier date;

(ii) no Event of Termination or Unmatured Event of Termination has occurred and is continuing, and no Event of Termination or Unmatured Event of Termination would result from such Release;

(iii) no Capital Coverage Deficit exists or would exist after giving effect to such Release;

(iv) the amounts drawn under the Subordinated Loan Agreement shall equal at least 5% of the Pool Receivables of all times; and

(v) the Termination Date has not occurred.

Section 5.04. Subordinated Loans. Upon a request by the Seller pursuant to the terms of the Subordinated Loan Agreement, the Subordinated Lender shall grant Subordinated Loans in Euros or in one or more Alternative Currencies to the Seller on a revolving basis from time to time during the period from the Closing Date to the Termination Date. Subordinated Loans will be used together with Releases solely for the purpose of paying the purchase price for Receivables purchased by the Seller in accordance with the terms of the relevant Purchase and Sale Agreement.

Section 5.05.Separate Existence of the Seller. Each of the Seller and the Servicer hereby acknowledges that the Secured Parties, the Group Agents and the Administrative Agent are entering into the transactions contemplated by this Agreement and the other Transaction Documents in reliance upon the Seller’s identity as a legal entity separate from any Originator, the Servicer, any Performance Guarantor and their Affiliates. Therefore, each of the Seller and

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Servicer shall take all steps specifically required by this Agreement or reasonably required by the Administrative Agent or any Group Agent to continue the Seller’s identity as a separate legal entity and to make it apparent to third Persons that the Seller is an entity with assets and liabilities distinct from those of the Performance Guarantor, the Originators, the Servicer and any other Person, and is not a division of the Performance Guarantor, the Originators, the Servicer, its Affiliates or any other Person. Without limiting the generality of the foregoing and in addition to and consistent with the other covenants set forth herein, each of the Seller and the Servicer shall take such actions as shall be required in order that:

(a) Special Purpose Entity. The Seller will be a special purpose company wholly-owned by the Parent whose primary activities are restricted in its constitution.

(b) No Other Business or Debt. The Seller shall not engage in any business or activity except as set forth in this Agreement and the other Transaction Documents nor, incur any indebtedness or liability other than as expressly permitted by the Transaction Documents. The Seller shall not have any employees.

(c) Independent Director. Not fewer than one member of the Seller’s board of directors (the “Independent Director”) shall be a natural person who (i) has never been, and shall at no time be, an equity holder, director, officer, manager, member, partner, officer, employee or associate, or any relative of the foregoing, of any member of the Ashland Group (as hereinafter defined) (other than his or her service as an Independent Director of the Seller or an independent director of any other bankruptcy-remote special purpose entity formed for the sole purpose of securitizing, or facilitating the securitization of, financial assets of any member or members of the Ashland Group), (ii) is not a customer or supplier of any member of the Ashland Group (other than his or her service as an Independent Director of the Seller or an independent director of any other bankruptcy-remote special purpose entity formed for the sole purpose of securitizing, or facilitating the securitization of, financial assets of any member or members of the Ashland Group), (iii) is not any member of the immediate family of a person described in (i) or (ii) above, and (iv) has (x) prior experience as an independent director for a corporation or limited liability company whose organizational or charter documents required the unanimous consent of all independent directors thereof before such corporation or limited liability company could consent to the institution of bankruptcy or insolvency proceedings against it or could file a petition seeking relief under any applicable federal or state law relating to bankruptcy and (y) at least three years of employment experience with one or more entities that provide, in the ordinary course of their respective businesses, advisory, management or placement services to issuers of securitization or structured finance instruments, agreements or securities. For purposes of this clause (c), “Ashland Group” shall mean (i) Ashland, the Parent, the Servicer, each Performance Guarantor and each Originator, (ii) each person that directly or indirectly, owns or controls, whether beneficially, or as a trustee, guardian or other fiduciary, five percent (5%) or more of the membership interests in Ashland, (iii) each person that controls, is controlled by or is under common control with Ashland and (iv) each of such person’s officers, directors, managers, joint venturers and partners. For the purposes of this definition, “control” of a person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person or entity, whether through the ownership of voting securities, by contract or otherwise. A person shall be deemed to be an “associate” of (A) a corporation or organization of which such person is an officer, director, partner or manager or is, directly or indirectly, the beneficial owner of ten percent (10%) or more of any class of equity securities, (B) any trust or other estate in which such

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person serves as trustee or in a similar capacity and (C) any relative or spouse of a person described in clause (A) or (B) of this sentence, or any relative of such spouse.

The Seller shall (A) give written notice to the Administrative Agent of the election or appointment, or proposed election or appointment, of a new Independent Director of the Seller, which notice shall be given not later than ten (10) Business Days prior to the date such appointment or election would be effective (except when such election or appointment is necessary to fill a vacancy caused by the death, disability, or incapacity of the existing Independent Director, or the failure of such Independent Director to satisfy the criteria for an Independent Director set forth in this clause (c), in which case the Seller shall provide written notice of such election or appointment within one (1) Business Day) and (B) with any such written notice, certify to the Administrative Agent that the Independent Director satisfies the criteria for an Independent Director set forth in this clause (c).

The Seller shall not approve, or take any other action to cause the filing of, a voluntary bankruptcy petition with respect to the Seller unless the Independent Director shall approve the taking of such action in writing before the taking of such action.

The Independent Director shall not at any time serve as a trustee in bankruptcy for the Seller, the Parent, Ashland, any Performance Guarantor, any Originator, the Servicer or any of their respective Affiliates.

The Seller shall have a board of directors separate from that of the Servicer, the Parent, Ashland, the Performance Guarantor, the Originators and any Affiliates thereof.

(d) Constitutional Documents. The Seller shall maintain its constitutional documents in conformity with this Agreement, such that it does not amend, restate, supplement or otherwise modify its ability to comply with the terms and provisions of any of the Transaction Documents, including, without limitation, paragraph (o) (Security Interest, Etc.) of Schedule 4 (Covenants) Part 1 (Covenants of the Seller) of the Master Framework Agreement.

(e) Conduct of Business. The Seller shall conduct its affairs strictly in accordance with its organizational documents and observe all necessary, appropriate and customary company formalities, including, but not limited to, causing its board of directors to meet at least three times per annum and keep minutes of such meetings and actions and observe all other corporate and other legal formalities, holding all other regular and special members’ and board of directors’ meetings appropriate to authorize all company action, keeping separate and accurate minutes of its meetings, passing all resolutions or consents necessary to authorize actions taken or to be taken, and maintaining accurate and separate books, records and accounts, including, but not limited to, payroll and intercompany transaction accounts.

(f) Compensation. The Seller shall have no employees. The Seller shall not engage any agents other than its attorneys, auditors and other professionals, and a servicer and any other agent contemplated by the Transaction Documents for the Receivables Pool, which servicer will be fully compensated for its services by payment of the Servicing Fee.

(g) Servicing and Costs. The Seller will contract with the Servicer to perform for the Seller all operations required on a daily basis to service the Receivables Pool. The Seller will not incur any indirect or overhead expenses for items shared with the Servicer (or

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any other Affiliate thereof) that are not reflected in the Servicing Fee. To the extent, if any, that the Seller (or any Affiliate thereof) shares items of expenses not reflected in the Servicing Fee, such as legal, auditing and other professional services, such expenses will be allocated to the extent practical on the basis of actual use or the value of services rendered, and otherwise on a basis reasonably related to the actual use or the value of services rendered. The Seller shall at all times allocate and charge fairly and reasonably any common overhead shared with any persons.

(h) Operating Expenses. Other than with respect to initial organization expenses, the Seller’s operating expenses will not be paid by the Servicer, the Parent, Ashland, any Performance Guarantor, any Originator or any Affiliate thereof.

(i) Invoices, Stationary, Cheques. The Seller will conduct business in its own name, using separate invoices, stationary and cheques.

(j) Books and Records. The Seller’s books and records will be maintained separately from those of the Servicer, the Parent, Ashland, the Performance Guarantor, the Originators and any of their Affiliates and in a manner such that it will not be difficult or costly to segregate, ascertain or otherwise identify the assets and liabilities of the Seller.

(k) Disclosure of Transactions. All financial statements of the Servicer, the Parent, Ashland, the Performance Guarantor, the Originators or any Affiliate thereof that are consolidated to include the Seller will disclose that (i) the Seller’s sole business consists of the purchase or acceptance through capital contributions of the Receivables and Related Rights from the Originators and the subsequent retransfer of or granting of a security interest in such Receivables and Related Rights to the Administrative Agent pursuant to this Agreement, (ii) the Seller is a separate legal entity with its own separate creditors who will be entitled, upon its liquidation, to be satisfied out of the Seller’s assets prior to any assets or value in the Seller becoming available to the Seller’s equity holders, Ashland and (iii) the assets of the Seller are not available to pay creditors of the Servicer, the Parent, the Performance Guarantor, the Originators or any Affiliate thereof.

(l) Segregation of Assets. The Seller’s assets will be maintained in a manner that facilitates their identification and segregation from those of the Servicer, the Parent, Ashland, the Performance Guarantor, the Originators or any Affiliates thereof.

(m) Corporate Formalities. The Seller will strictly observe limited liability company formalities in its dealings with the Servicer, the Parent, Ashland, the Performance Guarantor, the Originators or any Affiliates thereof, and funds or other assets of the Seller will not be commingled with those of the Servicer, the Parent, Ashland, the Performance Guarantor, the Originators or any Affiliates thereof except as permitted by this Agreement in connection with servicing the Pool Receivables. The Seller shall not maintain joint bank accounts or other depository accounts to which the Servicer, the Parent, Ashland, the Performance Guarantor, the Originators or any Affiliate thereof (other than the Servicer solely in its capacity as such) has independent access. The Seller is not named, and has not entered into any agreement to be named, directly or indirectly, as a direct or contingent beneficiary or loss payee on any insurance policy with respect to any loss relating to the property of the Servicer, the Parent, Ashland, the Performance Guarantor, the Originators or any Subsidiaries or other Affiliates thereof. The Seller will pay to the appropriate Affiliate the marginal increase or, in the absence

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of such increase, the market amount of its portion of the premium payable with respect to any insurance policy that covers the Seller and such Affiliate.

(n) Arm’s-Length Relationships. The Seller will maintain arm’s-length relationships with the Servicer, the Parent, Ashland, the Performance Guarantor, the Originators and any Affiliates thereof. Any Person that renders or otherwise furnishes services to the Seller will be compensated by the Seller at market rates for such services it renders or otherwise furnishes to the Seller. Neither the Seller on the one hand, nor the Servicer, the Parent, Ashland, the Performance Guarantor, any Originator or any Affiliate thereof, on the other hand, will be or will hold itself out to be responsible for the debts of the other or the decisions or actions respecting the daily business and affairs of the other. The Seller, the Parent, Ashland, the Servicer, the Performance Guarantor, the Originators and their respective Affiliates will immediately correct any known misrepresentation with respect to the foregoing, and they will not operate or purport to operate as an integrated single economic unit with respect to each other or in their dealing with any other entity.

(o) Separateness - The Seller will correct any known misunderstanding regarding its separate identity and will generally carry on its business and manage its affairs as an identifiable business separate and identifiable from the business of each of the Servicer, the Parent, Ashland, the Performance Guarantor, the Originators, any Affiliates thereof and any other person. The Seller shall hold itself out to creditors and the public as a legal entity separate and distinct from the Servicer, the Parent, Ashland, the Performance Guarantor, the Originators, any Affiliates thereof and any other person. The Seller shall not hold out its credit or assets as being available to satisfy the obligations of other persons (except as otherwise contemplated by the Transaction Documents) and shall not assume, guarantee or pay the debts or obligations of any other person or otherwise pledge its assets for the benefit of any other person (except as otherwise contemplated by the Transaction Documents).

(p) General –The Seller shall cause its board of directors and any officers, managers, agents and other representatives to act at all times with respect to the Seller in furtherance of the foregoing.

Article VI

ADMINISTRATION AND COLLECTION
OF RECEIVABLES

Section 6.01. Appointment of the Servicer.

(a) The servicing, administering and collection of the Pool Receivables shall be conducted by the Person so designated from time to time as the Servicer in accordance with this Section 6.01 Until the Administrative Agent gives notice to Ashland (in accordance with this Section 6.01) of the designation of a new Servicer, the Parent is hereby designated as, and hereby agrees to perform the duties and obligations of, the Servicer pursuant to the terms hereof and the Parent shall consult with the German Originator in relation to the servicing and the administering of the Pool Receivables thereby involving the German Originator in the managing of the transaction. Upon the occurrence of a Servicer Default, the Administrative Agent may (with the consent of the Majority Group Agents) and shall (at the direction of the Majority Group Agents) designate as Servicer any Person (including itself) to succeed the Parent or any successor Servicer, on the condition in each case that any such Person so

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designated shall agree to perform the duties and obligations of the Servicer pursuant to the terms hereof.

(b) Collection of Italian Receivables to be made in accordance with this Article VI shall in any case be made in compliance with the provisions of Italian law (including article 115 of the Italian Consolidated Act of Public Safety Laws, where applicable).

(c) Upon the designation of a successor Servicer as set forth in clause (a) above, the Parent agrees that it will terminate its activities as Servicer hereunder in a manner that the Administrative Agent reasonably determines will facilitate the transition of the performance of such activities to the new Servicer, and the Parent shall cooperate with and assist such new Servicer. Such cooperation shall include access to and transfer of records (including all Contracts) related to Pool Receivables and use by the new Servicer of all licenses (or the obtaining of new licenses), hardware or software necessary or reasonably desirable to collect the Pool Receivables and the Related Security.

(d) The Parent acknowledges that, in making its decision to execute and deliver this Agreement, the Administrative Agent and each member in each Group have relied on the Parent's agreement to act as Servicer hereunder. Accordingly, the Parent agrees that it will not voluntarily resign as Servicer without the prior written consent of the Administrative Agent and the Majority Group Agents.

(e) The Servicer may delegate its duties and obligations hereunder to any sub-servicer (each a “Sub-Servicer”); provided, that, in each such delegation: (i) such Sub-Servicer shall agree in writing to perform the delegated duties and obligations of the Servicer pursuant to the terms hereof, (ii) the Servicer shall remain liable for the performance of the duties and obligations so delegated, (iii) the Seller, the Administrative Agent, each Purchaser and each Group Agent shall have the right to look solely to the Servicer for performance, (iv) the terms of any agreement with any Sub-Servicer shall provide that the Administrative Agent may terminate such agreement upon the termination of the Servicer hereunder by giving notice of its desire to terminate such agreement to the Servicer (and the Servicer shall provide appropriate notice to each such Sub-Servicer); (v) if such Sub-Servicer is not an Affiliate of Ashland, the Administrative Agent and the Majority Group Agents shall have consented in writing in advance to such delegation and (vi) the delegation will not cause the Seller to become subject to net income taxation in any jurisdiction other than Ireland or cause any other material adverse tax consequences for the Seller.

(f) The parties acknowledge and agree that (i) the Pool Receivables originated by the German Originator have been or will be (as the case may be) sold, assigned and transferred to the Seller on a servicing-retained basis pursuant to the German Purchase and Sale Agreement, (ii) the German Originator retains the servicing of the Pool Receivables and in accordance with the terms of the German Purchase and Sale Agreement and (iii) therefore, the German Originator is not a Sub-Servicer of the Seller or the Servicer for such purpose. Notwithstanding the foregoing, the Servicer shall remain liable towards the Seller to ensure that such Pool Receivables are serviced and collected (including by the German Originator) in accordance with the terms of this Agreement, and the Seller, the Administrative Agent and each Purchaser shall have the right to look solely to the Servicer for performance of such servicing and collection responsibilities undertaken by the German Originator, in each case, to the same extent as if the German Originator were a Sub-Servicer with respect to such Pool Receivables.

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Section 6.02. Duties of the Servicer.

(a) The Servicer shall take or cause to be taken all such action as may be necessary or reasonably advisable to service, administer and collect each Pool Receivable from time to time, all in accordance with this Agreement and all Applicable Laws, with reasonable care and diligence, and in accordance with the Credit and Collection Policy and consistent with the past practices of the Originators. The Servicer shall set aside, for the accounts of each Group, the amount of Collections to which each such Group is entitled in accordance with Article III hereof. The Servicer may, in accordance with the Credit and Collection Policy and consistent with past practices of the Originators, take such action, including modifications, waivers or restructurings of Pool Receivables and related Contracts, as the Servicer may reasonably determine to be appropriate to maximize Collections thereof or reflect adjustments expressly permitted under the Credit and Collection Policy or as expressly required under Applicable Laws or the applicable Contract; provided, that for purposes of this Agreement: (i) such action shall not, and shall not be deemed to, change the number of days such Pool Receivable has remained unpaid from the date of the original due date related to such Pool Receivable (other than for the purposes of determination of the Receivable as a Short-Term Re-Aged Receivable and/or a Long-Term Re-Aged Receivable (as applicable)), (ii) such action shall not alter the status of such Pool Receivable as a Delinquent Receivable or a Deemed Defaulted Receivable or limit the rights of any Secured Party under this Agreement or any other Transaction Document and (iii) if an Event of Termination has occurred and is continuing, the Servicer may take such action only upon the prior written consent of the Administrative Agent. The Seller shall deliver to the Servicer and the Servicer shall hold for the benefit of the Administrative Agent (individually and for the benefit of each Group), in accordance with their respective interests, all records and documents (including computer tapes or disks) with respect to each Pool Receivable. Notwithstanding anything to the contrary contained herein, if an Event of Termination has occurred and is continuing, the Administrative Agent may direct the Servicer to commence or settle any legal action to enforce collection of any Pool Receivable that is a Delinquent Receivable or to foreclose upon or repossess any Related Security with respect to any such Delinquent Receivable.

(b) The Servicer’s obligations hereunder shall terminate on the Final Payout Date. Promptly following the Final Payout Date, the Servicer shall deliver to the Seller all books, records and related materials that the Seller previously provided to the Servicer, or that have been obtained by the Servicer, in connection with this Agreement.

Section 6.03. Collection Account Arrangements. Prior to the Closing Date, the Seller shall have entered into the JPM Account Control Agreement, the relevant Collection Account Declaration of Trust and/or the relevant Collection Account Pledge Agreements with all of the Collection Account Banks and delivered executed counterparts of each to the Administrative Agent. Upon the occurrence and during the continuance of an Unmatured Event of Termination or Event of Termination, the Administrative Agent may (with the consent of the Majority Group Agents) and shall (upon the direction of the Majority Group Agents) at any time thereafter give notice to each Collection Account Bank that the Administrative Agent is exercising its rights under the JPM Account Control Agreement, the relevant Collection Account Declaration of Trust and/or the relevant Collection Account Pledge Agreements to do any or all of the following: (a) to have the exclusive ownership and control of the Collection Accounts transferred to the Administrative Agent (for the benefit of the Secured Parties) and to exercise exclusive dominion and control over the funds deposited therein (for the benefit of

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the Secured Parties), (b) to have the proceeds that are sent to the respective Collection Accounts redirected pursuant to the Administrative Agent’s instructions rather than deposited in the applicable Collection Account and (c) to take any or all other actions permitted under the JPM Account Control Agreement. The Seller hereby agrees that if the Administrative Agent at any time takes any action set forth in the preceding sentence, the Administrative Agent shall have exclusive control (for the benefit of the Secured Parties) of the proceeds (including Collections) of all Pool Receivables and the Seller hereby further agrees to take any other action that the Administrative Agent may reasonably request to transfer such control. Any proceeds of Pool Receivables received by the Seller or the Servicer thereafter shall be sent immediately to, or as otherwise instructed by, the Administrative Agent. If any Collection Account Bank ceases to be an Eligible Account Bank, the Seller shall, within ninety (90) days after such Collection Account Bank ceases to be an Eligible Account Bank, move the applicable Collection Account to a replacement Collection Account Bank that is an Eligible Account Bank.

Section 6.04. Enforcement Rights.

(a) At any time following the occurrence and during the continuation of an Event of Termination:

(i) the Administrative Agent (at the Seller’s expense) may direct the Obligors that payment of all amounts payable under any Pool Receivable is to be made directly to the Administrative Agent or its designee;

(ii) the Administrative Agent may instruct the Seller, Servicer or the Ashland Sub-Servicer to give notice of the Seller’s and the Secured Parties’ interest in Pool Receivables to each Obligor, which notice shall direct that payments be made directly to the Administrative Agent or its designee (on behalf of the Secured Parties), and the Seller, Servicer or the Ashland Sub-Servicer, as the case may be, shall give such notice at the expense of the Seller, Servicer or the Ashland Sub-Servicer, as the case may be; provided, that if the Seller , Servicer or the Ashland Sub-Servicer, as the case may be, fails to so notify each Obligor within two (2) Business Days following instruction by the Administrative Agent, the Administrative Agent (at the Seller’s or the Servicer’s, as the case may be, expense) may so notify the Obligors;

(iii) the Administrative Agent may request the Servicer to, and upon such request the Servicer shall: (A) assemble all of the records necessary or desirable to collect the Pool Receivables and the Related Security, and transfer or license to a successor Servicer the use of all software necessary or desirable to collect the Pool Receivables and the Related Security, and make the same available to the Administrative Agent or its designee (for the benefit of the Secured Parties) at a place selected by the Administrative Agent and (B) segregate all cash, checks and other instruments received by it from time to time constituting Collections in a manner reasonably acceptable to the Administrative Agent and, promptly upon receipt, remit all such cash, checks and instruments, duly endorsed or with duly executed instruments of transfer, to the Administrative Agent or its designee;

(iv) the Administrative Agent may notify the Collection Account Banks that the applicable Originator will no longer have any access to the Collection Accounts;

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(v) the Administrative Agent may (or, at the direction of the Majority Group Agents shall) replace the Person then acting as Servicer or Sub-Servicer;

(vi) the Administrative Agent may collect any amounts due from an Originator under any Purchase and Sale Agreement or the Performance Guarantor under the Performance Guarantee;

(vii) the Servicer shall prepare and forward to the Administrative Agent and each Group Agent a Weekly Report in accordance with Schedule 4 (Covenants) Part 2 (Representation and Warranties of the Servicer and Ashland Sub-Servicers) para (b)(ii) of the Master Framework Agreement.

For the avoidance of doubt, the foregoing rights and remedies of the Administrative Agent upon an Event of Termination are in addition to and not exclusive of the rights and remedies contained herein and under the other Transaction Documents.

(b) The Seller hereby authorizes the Administrative Agent (on behalf of the Secured Parties), and irrevocably appoints the Administrative Agent as its true and lawful attorney with full power and full authority in the place and stead of the Seller, which appointment is coupled with an interest, to take any and all steps in the name of the Seller and on behalf of the Seller (also for the purposes of article 1704 of the Italian Civil Code, with specific power and authorisation to execute any contract with itself (contratto con se stesso) for the purposes of article 1395 of the Italian Civil Code and notwithstanding any possible conflict of interest in accordance with article 1394 of the Italian Civil Code) necessary or desirable, in the reasonable determination of the Administrative Agent, after the occurrence and during the continuation of an Event of Termination, to (i) collect any and all amounts or portions thereof due under any and all Sold Assets and Seller Collateral, including endorsing the name of the Seller on checks and other instruments representing Collections and enforcing such Sold Assets and Seller Collateral, (ii) to do every act or thing which the attorney may deem to be necessary and proper for fully and effectually vesting, transferring or assigning the Sold Assets and Seller Collateral or any part thereof and/or the Seller's estate, right, title, benefit and/or interest therein or thereto in or to the attorney and its successors in title or other person or persons entitled to the benefit thereof in the same manner and as fully and effectually in all respects as the Seller could have done; and/or (iii) to do every act or thing which the attorney considers in each case bona fide necessary for the protection or preservation of the attorney's interests and rights in and to the Sold Assets and Seller Collateral; and/or (iv) the attorney shall have the power by writing under its hand by an officer of the attorney from time to time to appoint a substitute attorney (each a “Substitute”) who shall have the power to act on behalf of the Seller as if that Substitute shall have been originally appointed attorney by this power of attorney and/or to revoke any such appointment at any time without assigning any reason therefore. Notwithstanding anything to the contrary contained in this subsection, none of the powers conferred upon such attorney pursuant to the preceding sentence shall subject such attorney to any liability if any action taken by it shall prove to be inadequate or invalid, nor shall they confer any obligations upon such attorney in any manner whatsoever. The Seller hereby agrees at all times hereafter to ratify and confirm whatsoever the said attorney or its attorney or Substitute shall lawfully do or cause to be done in and concerning the Sold Assets and/or the Seller Collateral.

(c) The Servicer hereby authorizes the Administrative Agent (on behalf of the Secured Parties), and irrevocably appoints the Administrative Agent as its true and lawful

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attorney with full power and full authority in the place and stead of the Servicer, which appointment is coupled with an interest, to take any and all steps in the name of the Servicer and on behalf of the Servicer (also for the purposes of article 1704 of the Italian Civil Code, with specific power and authorisation to execute any contract with itself (contratto con se stesso) for the purposes of article 1395 of the Italian Civil Code and notwithstanding any possible conflict of interest in accordance with article 1394 of the Italian Civil Code) necessary or desirable, in the reasonable determination of the Administrative Agent, after the occurrence and during the continuation of an Event of Termination, to (i) collect any and all amounts or portions thereof due under any and all Sold Assets and Seller Collateral, including endorsing the name of the Servicer on checks and other instruments representing Collections and enforcing such Sold Assets and Seller Collateral, (ii) to do every act or thing which the attorney may deem to be necessary and proper for fully and effectually vesting, transferring or assigning the Sold Assets and Seller Collateral or any part thereof and/or the Servicer's estate, right, title, benefit and/or interest therein or thereto in or to the attorney and its successors in title or other person or persons entitled to the benefit thereof in the same manner and as fully and effectually in all respects as the Servicer could have done; and/or (iii) to do every act or thing which the attorney considers in each case bona fide necessary for the protection or preservation of the attorney's interests and rights in and to the Sold Assets and Seller Collateral; and/or (iv) the attorney shall have the power by writing under its hand by an officer of the attorney from time to time to appoint a substitute attorney (each a “Substitute”) who shall have the power to act on behalf of Servicer as if that Substitute shall have been originally appointed attorney by this power of attorney and/or to revoke any such appointment at any time without assigning any reason therefore Notwithstanding anything to the contrary contained in this subsection, none of the powers conferred upon such attorney pursuant to the preceding sentence shall subject such attorney to any liability if any action taken by it shall prove to be inadequate or invalid, nor shall they confer any obligations upon such attorney in any manner whatsoever. The Seller hereby agrees at all times hereafter to ratify and confirm whatsoever the said attorney or its attorneys or Substitute shall lawfully do or cause to be done in and concerning the Sold Assets and/or the Seller Collateral.

Section 6.05. Responsibilities of the Seller.

(a) Anything herein to the contrary notwithstanding, the Seller shall: (i) perform all of its obligations, if any, in all material respects under the Contracts related to the Pool Receivables to the same extent as if interests in such Pool Receivables had not been transferred hereunder, and the exercise by the Administrative Agent, or any other Purchaser Party of their respective rights hereunder shall not relieve the Seller from such obligations and (ii) pay when due any taxes, including any sales taxes, excise tax, personal property tax or similar taxes payable in connection with the Pool Receivables and their creation and satisfaction and timely file such tax returns required to be filed, except as otherwise permitted herein. None of the Purchaser Parties shall have any obligation or liability with respect to any Sold Assets or Seller Collateral, nor shall any of them be obligated to perform any of the obligations of the Seller, the Servicer or any Originator thereunder.

(b) The Parent hereby irrevocably agrees that if at any time it shall cease to be the Servicer hereunder, it shall act (if the then-current Servicer so requests) as the data-processing agent of the then current Servicer and, in such capacity, the Parent shall conduct the data-processing functions of the administration of the Receivables and the Collections thereon in substantially the same way that it conducted such data-processing functions while it acted as

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the Servicer. In connection with any such processing functions, the Seller shall pay to the Parent its reasonable out-of-pocket costs and expenses from the Seller’s own funds (subject to the priority of payments set forth in Section 3.01).

Section 6.06. Servicing Fee.

(a) Subject to clause (b) below, the Seller shall pay the Servicer a fee (the “Servicing Fee”) accruing during each Fiscal Month equal to the sum of (i) the actual costs and expenses incurred by the Servicer in performing its duties hereunder during such Fiscal Month, plus (ii) 25% of such costs and expenses; provided however, that the Servicing Fee for any Fiscal Month shall not exceed an amount equal to the product of (x) 1.00%, multiplied by (ii) the daily average aggregate Outstanding Balance of the Pool Receivables during such Fiscal Month, multiplied by (iii) 1/12. The Servicing Fee shall be inclusive of VAT (if any). Accrued Servicing Fees shall be payable from Collections to the extent of available funds in accordance with Section 3.01. Servicing Fees for each Fiscal Month shall be reasonably calculated and determined by the Servicer, and the Servicer shall report the amount of accrued Servicing Fees for each Fiscal Month in the related Information Package.

(b) If the Servicer ceases to be the Parent or a Subsidiary of Ashland, the Servicing Fee shall be the greater of: (i) the amount calculated pursuant to clause (a) above and (ii) an alternative amount agreed in writing between the Administrative Agent and such successor Servicer.

Article VII

EVENTS OF TERMINATION

Section 7.01. Events of Termination. If any of the following events (each an “Event of Termination”) shall occur:

(a) the Seller or any Originator shall (i) fail to pay when due, any accrued Yield or to make any reduction or repayment of the Aggregate Capital and such failure continues for one (1) Business Day, (ii) fail to transfer Collections received by the Seller or any Originator to a Collection Account at such times required under the terms hereof and such failure continues for two (2) Business Days, or (iii) default in the performance of any payment (other than those covered by clauses (i) and (ii) above) and such failure continues for ten (10) days; or

(b) any representation, warranty, certification or statement made or deemed confirmed by the Seller, any Originator the Performance Guarantor or the Servicer under or in connection with this Agreement, any other Transaction Document to which it is a party or in any other information, report or document delivered pursuant hereto or thereto shall prove to have been incorrect or untrue in any material respect (except any representation or warranty qualified by materiality or by reference to a material adverse effect, which shall prove to have been incorrect or untrue in any respect) when made or confirmed and such circumstance shall remain uncured for thirty (30) days after the earlier to occur of (i) receipt of notice thereof from any Group Agent, any Purchaser or the Administrative Agent or (ii) knowledge thereof by a Responsible Officer; provided that no such representation, warranty, or certification hereunder shall be deemed to be incorrect, untrue or violated to the extent any affected Receivable is

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subject to a Deemed Collection and all required amounts with respect to such Receivable have been deposited into a Collection Account; or

(c) the Seller shall default in any material respect in the performance of any undertaking (i) to be performed or observed under paragraph (d)(i) (notice of events of termination or unmatured events of termination), paragraph (e) (conduct of business), paragraph (f) (compliance with laws), paragraph (g) (payments on receivables, collection accounts), paragraph (h) (sales, liens, etc.), paragraph (i) (extension or amendment of pool receivables), paragraph (j) (change in credit and collection policy), paragraph (k) (fundamental changes), paragraph (n) (change in payment instructions to obligors), paragraph (o) (security interests, etc.), paragraph (p) (certain agreements), paragraph (r) (other business), paragraph (u) (anti-money laundering/international trade law compliance) of Part 1 (Covenants of the Seller) of Schedule 4 (Covenants) to the Master Framework Agreement or Section 5.05 (separate existence of seller), (any of the preceding parenthetical phrases in this clause (i) are for purposes of reference only and shall not otherwise affect the meaning or interpretation of any provision hereof) or (ii) to be performed or observed under any other provision of this Agreement or any provision of any other Transaction Document to which it is a party and such default in the case of this clause (ii) shall continue for thirty (30) days after the earlier to occur of (A) receipt of notice thereof from any Group Agent, any Purchaser or the Administrative Agent or (B) knowledge thereof by a Responsible Officer; or

(d) the Servicer or an Ashland Sub-Servicer shall default in any material respect in the performance of any undertaking (i) to be performed or observed under paragraph (c)(i) (notice of events of termination or unmatured events of termination), paragraph (d) (conduct of business), paragraph (e) (compliance with laws), paragraph (g) (payments on receivables, collection accounts), paragraph (h) (extension or amendment of pool receivables), paragraph (i) (change in credit and collection policy), paragraph (l) (change in payment instructions to obligors), paragraph (m) (security interests, etc.), paragraph (p) (anti-money laundering/international trade law compliance) of Part 2 (Covenants of the Servicer and the Ashland Sub-Servicers) of Schedule 4 (Covenants) to the Master Framework Agreement, (any of the preceding parenthetical phrases in this clause (i) are for purposes of reference only and shall not otherwise affect the meaning or interpretation of any provision hereof) or (ii) to be performed or observed under any other provision of this Agreement or any provision of any other Transaction Document to which it is a party and such default in the case of this clause (ii) shall continue for thirty (30) days after the earlier to occur of (A) receipt of notice thereof from any Group Agent, any Purchaser or the Administrative Agent or (B) knowledge thereof by a Responsible Officer; or

(e) the Performance Guarantor shall default in any material respect in the performance of any undertaking (i) to be performed or observed under paragraph (c) (conduct of business), paragraph (d) (compliance with laws), paragraph (g) (anti-money laundering/international trade law compliance) of Part 3 (Covenants of the Performance Guarantor) of Schedule 4 (Covenants) to the Master Framework Agreement, (any of the preceding parenthetical phrases in this clause (i) are for purposes of reference only and shall not otherwise affect the meaning or interpretation of any provision hereof) or (ii) to be performed or observed under any other provision of this Agreement or any provision of any other Transaction Document to which it is a party and such default in the case of this clause (ii) shall continue for thirty (30) days after the earlier to occur of (A) receipt of notice thereof

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from any Group Agent, any Purchaser or the Administrative Agent or (B) knowledge thereof by a Responsible Officer; or

(f) any Originator shall default in any material respect in the performance of any undertaking (i) to be performed or observed under paragraph (b)(i) (notice of events of termination or unmatured events of termination), paragraph (c) (conduct of business), paragraph (d) (compliance with laws), paragraph (f) (payments on receivables, collection accounts), paragraph (g) (sales, liens, etc.), paragraph (h) (extension or amendment of pool receivables), paragraph (j) (change in credit and collection policy), paragraph (q) (anti-money laundering/international trade law compliance), of Part 4 (Covenants of the Originators) of Schedule 4 (Covenants) to the Master Framework Agreement (any of the preceding parenthetical phrases in this clause (i) are for purposes of reference only and shall not otherwise affect the meaning or interpretation of any provision hereof) or (ii) to be performed or observed under any other provision of this Agreement or any provision of any other Transaction Document to which it is a party and such default in the case of this clause (ii) shall continue for thirty (30) days after the earlier to occur of (A) receipt of notice thereof from any Group Agent, any Purchaser or the Administrative Agent or (B) knowledge thereof by a Responsible Officer; or

(g) any Insolvency Proceeding shall be instituted by or against the Seller, the Performance Guarantor, any Originator, or any Material Subsidiary of any Originator; or

(h) the Administrative Agent, on behalf of the Secured Parties, shall for any reason fail or cease to have a valid and enforceable first priority ownership or security interest in the Affected Assets, free and clear of any Adverse Claim; provided that the forgoing clause (e) shall not apply to any Receivable subject to a Deemed Collection and all required amounts with respect to which have been deposited into a Collection Account; or

(i) a Servicer Default shall have occurred (it being understood that if such Servicer Default is cured or waived, the related Event of Termination shall also be deemed cured or waived automatically); or

(j) a Capital Coverage Deficit shall occur, and shall not have been cured for one (1) Business Day; or

(k) the average for three consecutive Fiscal Months of the Sales Based Default Ratio is greater than 1.00%; or

(l) the average for three consecutive Fiscal Months of the Delinquency Ratio is greater than 4.00%; or

(m) the average for three consecutive Fiscal Months of the Dilution Ratio is greater than 7.00%; or

(n) the rolling average Days’ Sales Outstanding is greater than 75 days; or

(o) (i) (A) failure of the Seller, Ashland or any Subsidary thereof, or the Performance Guarantor to pay when due (subject to the delivery of any required notice, the expiration of any permitted grace period or both) any amounts due under any agreement to which any such Person is a party and under which any Debt having an aggregate outstanding

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principal amount (including amounts owing to all creditors under any combined or syndicated credit agreement) of greater than €10,000 in the case of the Seller or $100,000,000 (cumulative) in the case of Ashland and/or any Subsidary thereof or (if different) the Performance Guarantor, shall be outstanding or (B) the occurrence of a cross-default as described in Section 8.01(e) of the Ashland Credit Agreement (dated July 22, 2022 without giving effect to any subsequent amendments and/or restatements); (ii) the default by the Seller, any Originator, or the Performance Guarantor (subject to the delivery of any required notice, the expiration of any permitted grace period or both) in the performance of any term, provision or condition contained in any agreement to which any such Person is a party (other than breach of any Financial Covenant) and under which any Debt owing by the Seller, any Originator, or the Performance Guarantor greater than such respective amounts was created or is governed, regardless of whether such event is an “event of default” or “default” under any such agreement, if the effect of such default is to cause, or to permit the holder of such Debt to cause, such Debt to become due and payable prior to its stated maturity; or (iii) any Debt owing by the Seller, any Originator, or the Performance Guarantor greater than such respective amounts shall be declared to be due and payable or required to be prepaid (other than by a regularly scheduled payment) prior to its stated maturity; or;

(p) a Material Adverse Effect shall have occurred with respect to the Seller, the Servicer, any Originator or the Performance Guarantor; or

(q) there shall be a Change in Control; or

(r) a Purchase and Sale Termination Event shall have occurred under any Purchase and Sale Agreement; or

(s) any audit of the Pool Receivables pursuant to Schedule 4 (Covenants) Part 2 (Covenants of the Servicer and the Ashland Sub-Servicers) paragraph (f) of the Master Framework or a Due Diligence Audit reveals elements which are reasonably likely to result in a Material Adverse Effect; or

(t) any Person shall institute steps to terminate any Pension Plan if the assets of such Pension Plan are insufficient to satisfy all of its benefit liabilities (as determined under Title IV of ERISA), or a contribution failure occurs with respect to any Pension Plan which is sufficient to give rise to a lien under Section 302(f) of ERISA or the Seller or any ERISA Affiliate shall incur any material liability with respect to a Multiemployer Plan; or

(u) any material provision of this Agreement, the Performance Guarantee or any other Transaction Document to which an Originator, the Servicer, the Performance Guarantor, or the Seller is a party shall cease to be in full force and effect or such Originator, the Servicer, the Performance Guarantor, or the Seller shall so state in writing;

(v) there is entered against the Performance Guarantor or any Material Subsidiary thereof (i) one or more final judgments or orders for the payment of money in an aggregate amount (as to all such judgments and orders) exceeding $100,000,000 (to the extent not covered by independent third-party insurance as to which the insurer is rated at least “A” by A.M. Best Company, has been notified of the potential claim and does not dispute coverage), or (ii) any one or more non-monetary final judgments that have, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or

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(B) there is a period of ten (10) consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(w) there is a breach of a Financial Covenant in the Ashland Credit Agreement or a Deemed Financial Covenant, as applicable; provided that, with respect to a breach of a Financial Covenant, (i) so long as Ashland is in good faith pursuing a waiver under the Ashland Credit Agreement, the breach of such Financial Covenant shall not constitute an Event of Termination until thirty (30) days after Ashland receives notice or otherwise obtains knowledge of such breach (the “Financial Covenant Grace Period”) and (ii) to the extent any such breach of a Financial Covenant is cured by Ashland or waived by the lenders under the Ashland Credit Agreement within the Financial Covenant Grace Period, the related Event of Termination hereunder shall also be deemed waived automatically but only so long as such waiver is granted at a time when each Group Agent (or its Affiliates) is then also a party to the Ashland Credit Agreement and have each consented to such waiver under the Ashland Credit Agreement (it being understood that the vote of Affiliates of a Group Agent party to the Ashland Credit Agreement shall be considered for purposes of determining consent).

then, and in any such event, the Administrative Agent may (or, at the direction of the Majority Group Agents shall) by notice to the Seller (x) declare the Termination Date to have occurred (in which case the Termination Date shall be deemed to have occurred), (y) declare the Seller Obligation Final Due Date to have occurred (in which case the Seller Obligation Final Due Date shall be deemed to have occurred) and (z) declare the Aggregate Capital and all other Seller Obligations to be immediately due and payable (in which case the Aggregate Capital and all other Seller Obligations shall be immediately due and payable); provided that, automatically upon the occurrence of any event (without any requirement for the giving of notice) described in subsection (d) of this Section 7.01 with respect to the Seller, the Termination Date shall occur and the Aggregate Capital and all other Seller Obligations shall be immediately due and payable. Upon any such declaration or designation or upon such automatic termination, the Administrative Agent and the other Secured Parties shall have, in addition to the rights and remedies which they may have under this Agreement and the other Transaction Documents, all other rights and remedies provided after default under Applicable Law, which rights and remedies shall be cumulative. Any proceeds from liquidation of the Sold Assets and Seller Collateral shall be applied in the order of priority set forth in Section 3.01.

Article VIII

THE ADMINISTRATIVE AGENT

Section 8.01. Authorization and Action. Each Purchaser Party hereby appoints and authorizes the Administrative Agent to take such action as agent in its name and on its behalf (and, for the purposes of Italian law, as its mandatario con rappresentanza) and to exercise such powers under this Agreement as are delegated to the Administrative Agent by the terms hereof, together with such powers as are reasonably incidental thereto. The Administrative Agent shall not have any duties other than those expressly set forth in the Transaction Documents, and no implied obligations or liabilities shall be read into any Transaction Document, or otherwise exist, against the Administrative Agent. The Administrative Agent does not assume, nor shall it be deemed to have assumed, any obligation to, or relationship of trust or agency with, the Seller or any Affiliate thereof or any Purchaser Party except for any obligations expressly set forth herein. Notwithstanding any provision of this Agreement or any

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other Transaction Document, in no event shall the Administrative Agent ever be required to take any action which exposes the Administrative Agent to personal liability or which is contrary to any provision of any Transaction Document or Applicable Law. By granting each mandate under this Article VIII, each Purchaser Party acknowledges the conflict of interest of the Administrative Agent and that the performance of the mandate may cause the Administrative Agent to execute agreements with itself. For such purpose, pursuant to Articles 1394 and 1395 of the Italian Civil Code, each Purchaser Party expressly authorises the Administrative Agent to perform each mandate also in conflict of interest and execution agreements with itself, and hereby waive any and all actions to obtain a declaration of voidance, invalidation and/or nullity of the relevant mandate as well as any other actions related to it.

Section 8.02. Administrative Agent’s Reliance, Etc. Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them as Administrative Agent under or in connection with this Agreement (including, without limitation, the Administrative Agent’s servicing, administering or collecting Pool Receivables in the event it replaces the Servicer in such capacity pursuant to Section 6.01, in the absence of its or their own gross negligence or willful misconduct. Without limiting the generality of the foregoing, the Administrative Agent: (a) may consult with legal counsel (including counsel for any Purchaser Party or the Servicer), independent certified public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (b) makes no warranty or representation to any Purchaser Party (whether written or oral) and shall not be responsible to any Purchaser Party for any statements, warranties or representations (whether written or oral) made by any other party in or in connection with this Agreement; (c) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement on the part of any Purchaser Party or to inspect the property (including the books and records) of any Purchaser Party; (d) shall not be responsible to any Purchaser Party for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto; and (e) shall be entitled to rely, and shall be fully protected in so relying, upon any notice (including notice by telephone), consent, certificate or other instrument or writing (which may be by facsimile) believed by it to be genuine and signed or sent by the proper party or parties.

Section 8.03. Administrative Agent and Affiliates. With respect to any Investment or interests therein owned by any Purchaser Party that is also the Administrative Agent, such Purchaser Party shall have the same rights and powers under this Agreement as any other Purchaser Party and may exercise the same as though it were not the Administrative Agent. The Administrative Agent and any of its Affiliates may generally engage in any kind of business with the Seller or any Affiliate thereof and any Person who may do business with or own securities of the Seller or any Affiliate thereof, all as if the Administrative Agent were not the Administrative Agent hereunder and without any duty to account therefor to any other Secured Party.

Section 8.04. Indemnification of Administrative Agent. Each Committed Purchaser agrees to indemnify the Administrative Agent (to the extent not reimbursed by the Seller or any Affiliate thereof), ratably according to the respective Percentage of such Committed Purchaser, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever

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which may be imposed on, incurred by, or asserted against the Administrative Agent in any way relating to or arising out of this Agreement or any other Transaction Document or any action taken or omitted by the Administrative Agent under this Agreement or any other Transaction Document; provided that no Committed Purchaser shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s gross negligence or willful misconduct and the Administrative Agent shall consult with each Group Agent where reasonably practicable to discuss costs related to such actions undertaken by the Administrative Agent.

Section 8.05. Delegation of Duties. The Administrative Agent may execute any of its duties through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

Section 8.06. Action or Inaction by Administrative Agent. The Administrative Agent shall in all cases be fully justified in failing or refusing to take action under any Transaction Document unless it shall first receive such advice or concurrence of the Group Agents or the Majority Group Agents, as the case may be, and assurance of its indemnification by the Committed Purchasers, as it deems appropriate. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Transaction Document in accordance with a request or at the direction of the Group Agents or the Majority Group Agents, as the case may be, and such request or direction and any action taken or failure to act pursuant thereto shall be binding upon all Purchaser Parties. The Purchaser Parties and the Administrative Agent agree that unless any action to be taken by the Administrative Agent under a Transaction Document (i) specifically requires the advice or concurrence of all Group Agents or (ii) may be taken by the Administrative Agent alone or without any advice or concurrence of any Group Agent, then the Administrative Agent may take action based upon the advice or concurrence of the Majority Group Agents.

Section 8.07. Notice of Events of Termination; Action by Administrative Agent. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Unmatured Event of Termination or Event of Termination unless the Administrative Agent has received notice from any Purchaser Party or the Seller stating that an Unmatured Event of Termination or Event of Termination has occurred hereunder and describing such Unmatured Event of Termination or Event of Termination. If the Administrative Agent receives such a notice, it shall promptly (without undue delay) give notice thereof to each Group Agent, whereupon each Group Agent shall promptly give notice thereof to its respective Conduit Purchaser(s) and Related Committed Purchaser(s). The Administrative Agent may (but shall not be obligated to) (without undue delay) take such action, or refrain from taking such action, concerning an Unmatured Event of Termination or Event of Termination or any other matter hereunder as the Administrative Agent deems advisable and in the best interests of the Secured Parties.

Section 8.08. Non-Reliance on Administrative Agent and Other Parties. Each Purchaser Party expressly acknowledges that neither the Administrative Agent nor any of its directors, officers, agents or employees has made any representations or warranties to it and that no act by the Administrative Agent hereafter taken, including any review of the affairs of the Seller or any Affiliate thereof, shall be deemed to constitute any representation or warranty

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by the Administrative Agent. Each Purchaser Party represents and warrants to the Administrative Agent that, independently and without reliance upon the Administrative Agent or any other Purchaser Party and based on such documents and information as it has deemed appropriate, it has made and will continue to make its own appraisal of and investigation into the business, operations, property, prospects, financial and other conditions and creditworthiness of the Seller, each Originator, each Performance Guarantor or the Servicer and the Pool Receivables and its own decision to enter into this Agreement and to take, or omit, action under any Transaction Document. Except for items expressly required to be delivered under any Transaction Document by the Administrative Agent to any Purchaser Party, the Administrative Agent shall not have any duty or responsibility to provide any Purchaser Party with any information concerning the Seller, any Originator, any Performance Guarantor or the Servicer that comes into the possession of the Administrative Agent or any of its directors, officers, agents, employees, attorneys-in-fact or Affiliates.

Section 8.09. Successor Administrative Agent.

(a) The Administrative Agent may, upon at least thirty (30) days’ notice to the Seller, the Servicer and each Group Agent, resign as Administrative Agent. Except as provided below, such resignation shall not become effective until a successor Administrative Agent is appointed by the Majority Group Agents as a successor Administrative Agent and has accepted such appointment. If no successor Administrative Agent shall have been so appointed by the Majority Group Agents, within sixty (60) days after the departing Administrative Agent’s giving of notice of resignation, the departing Administrative Agent may, on behalf of the Secured Parties, appoint a successor Administrative Agent as successor Administrative Agent or petition a court of competent jurisdiction to appoint a successor Administrative Agent.

(b) Upon such acceptance of its appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall succeed to and become vested with all the rights and duties of the resigning Administrative Agent, and the resigning Administrative Agent shall be discharged from its duties and obligations under the Transaction Documents. After any resigning Administrative Agent’s resignation hereunder, the provisions of this Article VIII and Schedule 5 (Indemnities) of the Master Framework Agreement shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent.

Section 8.10. Structuring Agent. Each of the parties hereto hereby acknowledges and agrees that the Structuring Agent shall not have any right, power, obligation, liability, responsibility or duty under this Agreement, other than the Structuring Agent’s right to receive fees pursuant to Section 2.03. Each Purchaser Party acknowledges that it has not relied, and will not rely, on the Structuring Agent in deciding to enter into this Agreement and to take, or omit to take, any action under any Transaction Document.

Section 8.11. Benchmark Replacement Notification. Section 4.05 provides a mechanism for determining an alternative rate of interest in the event that the Relevant Rate for the applicable Agreed Currency is no longer available or in certain other circumstances. The Administrative Agent does not warrant or accept any responsibility for and shall not have any liability with respect to, the administration, submission or any other matter related to the Relevant Rate or with respect to any alternative or successor rate thereto, or replacement rate therefor.

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Section 8.12. UK Security Trustee Provisions.

(a) Notwithstanding any other provision of this Agreement, each Purchaser Party (other than the Administrative Agent) irrevocably appoints the Administrative Agent to act as its trustee under and in connection with (i) the security created pursuant to the UK Security Agreement and (ii) the Collection Account Declarations of Trust on the terms and conditions set out in the Collection Account Declarations of Trust to hold the assets subject to the security thereby created as trustee for the Purchaser Parties on the trusts and other terms contained in the Collection Account Declarations of Trust. Each of the Purchaser Parties authorizes the Administrative Agent to exercise the rights, remedies, power and discretions, specifically given to the Administrative Agent under or in respect of the UK Security Agreement and/or the Collection Account Declarations of Trust, together with any rights, remedies, power and discretions, incidental thereto. In addition, when acting in the capacity of trustee for the Purchaser Parties, the Administrative Agent shall have all the rights, remedies and benefits of and in favour of the Administrative Agent contained in this Article VIII.

(b) Any reference in this Agreement to any security interest stated to be granted by the Seller in favour of the Administrative Agent shall, where applicable, be construed so as to include (without limitation) a reference to any security interest granted by the Seller in favour of the Administrative Agent in its capacity as security trustee of the Purchaser Parties.

(c) Nothing in this Article VIII shall require the Administrative Agent to act as a trustee at common law or to hold any property on trust in any jurisdiction outside the United Kingdom that may not operate under principles of trust or where such trust would not be recognized or its effects would not be enforceable.

Section 8.13.Administrative Agent Holding German Collateral.

(a) The Administrative Agent, with respect to the part of the collateral secured pursuant to collateral created under German law (“German Collateral”), shall hold, administer, and realize any such German Collateral that is pledged (verpfändet) or otherwise transferred to the Administrative Agent and is creating or evidencing an accessory security right (akzessorische Sicherheit) as agent.

(b) With respect to the German Collateral, each Secured Party hereby authorizes and grants a power of attorney, and each future Secured Party by becoming a party to this Agreement in accordance with its terms authorizes, and grants a power of attorney (Vollmacht) to the Administrative Agent (whether or not by or through employees or agents) to realize such collateral in accordance with the German Collateral agreement, make, receive all declarations and statements and undertake all other necessary actions and measures which are necessary or desirable in connection with such German Collateral agreement, take such action on its behalf as may from time to time be authorized under or in accordance with the German Collateral agreement and exercise such rights, remedies, powers and discretions as are reasonably incidental thereto.

(c) Each of the Secured Parties agrees that, if the courts of Germany do not recognize or give effect to the trust expressed to be created by this Agreement, the relationship of the Secured Parties to the Administrative Agent shall be construed as one of principal and

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agent but, to the extent permissible under the laws of Germany, all the other provisions of this Agreement shall have full force and effect between the parties hereto.

(d) For the purpose of performing its rights and obligations as Administrative Agent and to make use of any authorization granted under the German Collection Account Declaration of Trust and/or the German Collection Account Pledge Agreement, each Secured Party hereby authorizes, and each future Secured Party by becoming a party to this Agreement in accordance with its terms authorizes, the Administrative Agent to act as its agent (Stellvertreter), and, to the extent possible, releases the Administrative Agent from any restrictions on representing several persons and self-dealing under any applicable law, and in particular from the restrictions of Section 181 of the German Civil Code (Bürgerliches Gesetzbuch). The Administrative Agent has the power to grant sub-power of attorney, including the release from the restrictions of section 181 of the German Civil Code (Bürgerliches Gesetzbuch).

Section 8.14. Administrative Agent holding Italian Collateral

(a) Each Purchaser Party (other than the Administrative Agent), in relation to the Italian Collection Account Pledge Agreement which are expressed to be governed by Italian law, hereby:

(i) appoints, with the express consent pursuant to articles 1394 and 1395 of the Italian Civil Code, the Administrative Agent to be its mandatario con rappresentanza (pursuant to article 1723 of the Italian Civil Code) to do anything upon the terms and conditions set out in this Agreement under or in connection with the Italian law governed Security Documents (including but not limited to the Italian Collection Account Pledge Agreement) including the appointment of a custodian which shall hold assets on its behalf in custody under the Italian law governed Security Documents, and the Administrative Agent accepts such appointment;

(ii) confirms its approval of the Italian law governed Security Documents creating or expressed to create an Italian law governed security benefiting to it and any Italian law governed security created or to be created pursuant thereto and irrevocably authorises (with power of delegation), empowers and directs the Administrative Agent (by itself or by such person(s) as it may nominate) to execute in its name and on its behalf the Italian law governed Security Documents, to perform the duties and to exercise the rights, powers and discretions that are specifically delegated to it under or in connection with the Italian law governed Security Documents, together with any other rights, powers and discretions which are incidental thereto and to give a good discharge for any moneys payable under the Italian law governed Security Documents;

(iii) undertakes to grant, upon request of the Administrative Agent, with any further power of attorney, to be executed in the form of a public deed (atto pubblico) or a certified deed (scrittura privata autenticata), for the performance of the rights, powers, authorities and discretions granted pursuant to the Transaction Documents;

(iv) confirms that in the event that any Italian law governed security remains registered in the name of a Secured Party after it has ceased to be a Secured

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Party then the Administrative Agent shall remain empowered to execute a release of such security in its name and on its behalf, provided that prior written consent has been granted by both the new Secured Party and the entity in respect of which the security is registered; and

(v) undertakes to ratify and approve any such action taken in the name and on behalf of the Secured Parties by the Administrative Agent acting in its appointed capacity.

(b) Each Purchaser Party (other than the Administrative Agent) appoints the Administrative Agent to act, to the extent applicable under the mandatory provisions of law and regulations, as mandatario con rappresentanza (pursuant to article 1723 of the Italian Civil Code) for the Security Documents which are expressed to be governed by Italian law or as its trustee under the terms of this Agreement under or in connection with the Security Documents (other than those governed by Italian law) and authorises the Administrative Agent to exercise the rights, powers, authorities and discretions specifically given to the Administrative Agent under or in connection with the Transaction Documents together with any other incidental rights, powers, authorities and discretions, and the Administrative Agent accepts such appointment.

Section 8.15. Abstract Acknowledgment of Parallel Obligations.

(a) For the purpose of securing the Secured Parties rights and claims against the German Originator and the Seller under the Transaction Documents, the German Originator hereby undertakes by means of an abstract acknowledgement of debt (abstraktes Schuldversprechen) (the “Parallel Obligations”) to pay to the Administrative Agent promptly upon written demand of the Administrative Agent such amount that corresponds to any amount due and owed by the German Originator or Seller under the Transaction Documents (principal, interest, fees, cost and other charges) from time to time to the Secured Parties (the “Primary Obligations”).

(b) The Administrative Agent is entitled to demand performance from the German Originator and the Seller under the Parallel Obligations in the same manner and under the same conditions as it may demand performance from the German Originator or Seller under the Transaction Documents.

(c) The Parties acknowledge that the Parallel Obligations under (a) above are several, separate and independent (selbstädinges Schuldanerkenntnis) from, and shall not in any way limit or affect the Primary Obligations. Further, the Parties hereto agree that the Parallel Obligations shall not lead to a duplication or multiplication of obligations of the German Originator or Seller under the Primary Obligations. Accordingly, payment on account of a Primary Obligation and the corresponding Parallel Obligation may be claimed only once, any discharge of a Parallel Obligation to either the Administrative Agent or any Secured Party shall, to the same extent, discharge the corresponding Primary Obligation.

(d) The obligation of the German Originator or the Seller to make payments to the applicable recipients in accordance with the terms and conditions of the Primary Obligations shall remain unaffected by the Administrative Agent's claims under the Parallel Obligations.

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(e) The Parallel Obligations shall serve as security for all existing, future and contingent payment claims that a Secured Party may have against the German Originator or the Seller under or in connection with the Primary Obligations, including any claims in the event of the invalidity of any of the Transaction Documents and in connection with payments made under the Transaction Documents. Claims of the Secured Parties shall for clarification purposes include all claims of future Secured Parties after signing of this Agreement. In case of agreed amendments and restatements of the Transaction Documents, the Parties to this Agreement agree that the Parallel Obligations shall also serve as security for all claims the Secured Parties may have under the Transaction Documents as amended and restated.

(f) The Administrative Agent is exclusively and irrevocably entitled to exercise all and any rights under the Parallel Obligations. In case of retirement or discharge of the Administrative Agent, the rights of the Administrative Agent shall be exercised by a successor security trustee appointed pursuant to this Agreement.

(g) The parallel debt represents the own debt of each German Originator and neither constitutes any several and join liability (gesamtschuldnerische Haftung) of the German Originator nor is subject to any debt owed by a collective ownership (Gesamthand) formed by the German Originator.

Article IX

THE GROUP AGENTS

Section 9.01. Authorization and Action. Each Purchaser Party that belongs to a Group hereby appoints and authorizes the Group Agent for such Group to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to such Group Agent by the terms hereof, together with such powers as are reasonably incidental thereto. No Group Agent shall have any duties other than those expressly set forth in the Transaction Documents, and no implied obligations or liabilities shall be read into any Transaction Document, or otherwise exist, against any Group Agent. No Group Agent assumes, nor shall it be deemed to have assumed, any obligation to, or relationship of trust or agency with the Seller or any Affiliate thereof, any Purchaser except for any obligations expressly set forth herein. Notwithstanding any provision of this Agreement or any other Transaction Document, in no event shall any Group Agent ever be required to take any action which exposes such Group Agent to personal liability or which is contrary to any provision of any Transaction Document or Applicable Law.

Section 9.02. Group Agent’s Reliance, Etc. No Group Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them as a Group Agent under or in connection with this Agreement or any other Transaction Documents in the absence of its or their own gross negligence or willful misconduct. Without limiting the generality of the foregoing, a Group Agent: (a) may consult with legal counsel (including counsel for the Administrative Agent, the Seller or the Servicer), independent certified public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (b) makes no warranty or representation to any Purchaser Party (whether written or oral) and shall not be responsible to any Purchaser Party for any statements, warranties or representations (whether written or oral) made by any other party in or in connection with this Agreement or any other Transaction Document; (c) shall not have any

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duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or any other Transaction Document on the part of the Seller or any Affiliate thereof or any other Person or to inspect the property (including the books and records) of the Seller or any Affiliate thereof; (d) shall not be responsible to any Purchaser Party for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, any other Transaction Documents or any other instrument or document furnished pursuant hereto; and (e) shall be entitled to rely, and shall be fully protected in so relying, upon any notice (including notice by telephone), consent, certificate or other instrument or writing (which may be by facsimile) believed by it to be genuine and signed or sent by the proper party or parties.

Section 9.03. Group Agent and Affiliates. With respect to any Investment or interests therein owned by any Purchaser Party that is also a Group Agent, such Purchaser Party shall have the same rights and powers under this Agreement as any other Purchaser and may exercise the same as though it were not a Group Agent. A Group Agent and any of its Affiliates may generally engage in any kind of business with the Seller or any Affiliate thereof and any Person who may do business with or own securities of the Seller or any Affiliate thereof or any of their respective Affiliates, all as if such Group Agent were not a Group Agent hereunder and without any duty to account therefor to any other Secured Party.

Section 9.04. Indemnification of Group Agents. Each Committed Purchaser in any Group agrees to indemnify the Group Agent for such Group (to the extent not reimbursed by the Seller or any Affiliate thereof), ratably according to the proportion of the Percentage of such Committed Purchaser to the aggregate Percentages of all Committed Purchasers in such Group, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against such Group Agent in any way relating to or arising out of this Agreement or any other Transaction Document or any action taken or omitted by such Group Agent under this Agreement or any other Transaction Document; provided that no Committed Purchaser shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Group Agent’s gross negligence or willful misconduct.

Section 9.05. Delegation of Duties. Each Group Agent may execute any of its duties through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. No Group Agent shall be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

Section 9.06. Notice of Events of Termination. No Group Agent shall be deemed to have knowledge or notice of the occurrence of any Unmatured Event of Termination or Event of Termination unless such Group Agent has received notice from the Administrative Agent, any other Group Agent, any other Purchaser Party, the Servicer or the Seller stating that an Unmatured Event of Termination or Event of Termination has occurred hereunder and describing such Unmatured Event of Termination or Event of Termination. If a Group Agent receives such a notice, it shall promptly give notice thereof to the Purchaser Parties in its Group and to the Administrative Agent (but only if such notice received by such Group Agent was not sent by the Administrative Agent). A Group Agent may take such action concerning an Unmatured Event of Termination or Event of Termination as may be directed by Committed Purchasers in its Group representing a majority of the Commitments in such Group (subject to

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the other provisions of this Article IX), but until such Group Agent receives such directions, such Group Agent may (but shall not be obligated to) take such action, or refrain from taking such action, as such Group Agent deems advisable and in the best interests of the Conduit Purchasers and Committed Purchasers in its Group.

Section 9.07. Non-Reliance on Group Agent and Other Parties. Each Purchaser Party expressly acknowledges that neither the Group Agent for its Group nor any of such Group Agent’s directors, officers, agents or employees has made any representations or warranties to it and that no act by such Group Agent hereafter taken, including any review of the affairs of the Seller or any Affiliate thereof, shall be deemed to constitute any representation or warranty by such Group Agent. Each Purchaser Party represents and warrants to the Group Agent for its Group that, independently and without reliance upon such Group Agent, any other Group Agent, the Administrative Agent or any other Purchaser Party and based on such documents and information as it has deemed appropriate, it has made and will continue to make its own appraisal of and investigation into the business, operations, property, prospects, financial and other conditions and creditworthiness of the Seller or any Affiliate thereof and the Receivables and its own decision to enter into this Agreement and to take, or omit, action under any Transaction Document. Except for items expressly required to be delivered under any Transaction Document by a Group Agent to any Purchaser Party in its Group, no Group Agent shall have any duty or responsibility to provide any Purchaser Party in its Group with any information concerning the Seller or any Affiliate thereof that comes into the possession of such Group Agent or any of its directors, officers, agents, employees, attorneys-in-fact or Affiliates.

Section 9.08. Successor Group Agent. Any Group Agent may, upon at least thirty (30) days’ notice to the Administrative Agent, the Seller, the Servicer and the Purchaser Parties in its Group, resign as Group Agent for its Group. Such resignation shall not become effective until a successor Group Agent is appointed by the Purchaser(s) in such Group. Upon such acceptance of its appointment as Group Agent for such Group hereunder by a successor Group Agent, such successor Group Agent shall succeed to and become vested with all the rights and duties of the resigning Group Agent, and the resigning Group Agent shall be discharged from its duties and obligations under the Transaction Documents. After any resigning Group Agent’s resignation hereunder, the provisions of this Article IX and Schedule 5 (Indemnities) of the Master Framework Agreement shall inure to its benefit as to any actions taken or omitted to be taken by it while it was a Group Agent.

Section 9.09. Reliance on Group Agent. Unless otherwise advised in writing by a Group Agent or by any Purchaser Party in such Group Agent’s Group, each party to this Agreement may assume that (i) such Group Agent is acting for the benefit and on behalf of each of the Purchaser Parties in its Group, as well as for the benefit of each assignee or other transferee from any such Person and (ii) each action taken by such Group Agent has been duly authorized and approved by all necessary action on the part of the Purchaser Parties in its Group.

Article X

seller guarantee

Section 10.01. Guarantee of Payment. The Seller hereby absolutely, irrevocably and unconditionally guarantees to each Purchaser, the Administrative Agent and the other Secured

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Parties the prompt payment of the Sold Receivables by the related Obligors and all other payment obligations included in the Sold Assets (including, for the avoidance of doubt any accrued Yield and Fees) (collectively, the “Guaranteed Obligations”), in each case, in full when due, whether at stated maturity, as a mandatory prepayment, by acceleration or otherwise (such guarantee, the “Seller Guarantee”). The Seller Guarantee is a guarantee of payment and not of collection and is a continuing irrevocable guarantee and shall apply to all Guaranteed Obligations whenever arising and the Seller undertakes to each Purchaser, the Administrative Agent and the other Secured Parties that whenever the related Obligors do not pay any amount of the Guaranteed Obligations when due, it shall immediately on demand pay that amount as if it were the principal obligor. To the extent the obligations of the Seller hereunder in respect to the Seller Guarantee shall be adjudicated to be invalid, illegal or unenforceable, it will, as an independent and primary obligation, indemnify each Purchaser, the Administrative Agent and the other Secured Parties immediately on demand against any costs, loss or liability it incurs as a result of the related obligor not paying any amount which would, but for such unenforceability, invalidity or illegality, have been payable by it on the date when it would have been due. The amount payable by the Seller under this indemnity will not exceed the amount it would have had to pay under this Agreement if the amount claimed had been recoverable on the basis of a guarantee.

Section 10.02. Unconditional Guarantee. The obligations of the Seller under the Seller Guarantee are absolute and unconditional, irrespective of the value, genuineness, validity, regularity or enforceability of any Guaranteed Obligations, any Contract, any Transaction Document or any other agreement or instrument referred to therein, to the fullest extent permitted by Applicable Law, irrespective of any other circumstance whatsoever which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor. The Seller agrees that the Seller Guarantee may be enforced by the Administrative Agent or the Purchasers without the necessity at any time of resorting to or exhausting any other security or collateral and without the necessity at any time of having recourse to any of the other Transaction Documents or any collateral, including the Sold Assets, hereafter securing the Guaranteed Obligations, the Seller Obligations or otherwise, and the Seller hereby waives the right to require the Administrative Agent or the Purchasers to make demand on or proceed against any Obligor, any Originator, the Servicer or any Performance Guarantor or any other Person or to require the Administrative Agent or the Purchasers to pursue any other remedy or enforce any other right. The Seller further agrees that no Person or Governmental Authority shall have any right to request any return or reimbursement of funds from the Administrative Agent or the Purchasers in connection with monies received under or in respect of the Seller Guarantee. The Seller further agrees that nothing contained herein shall prevent the Administrative Agent or the Purchasers from suing on any of the other Transaction Documents or foreclosing its or their, as applicable, security interest in or lien on the Sold Assets or any other collateral securing the Guaranteed Obligations or the Seller Obligations or from exercising any other rights available to it or them, as applicable, under any Transaction Document, or any other instrument of security and the exercise of any of the aforesaid rights and the completion of any foreclosure proceedings shall not constitute a discharge of the Seller’s obligations under the Seller Guarantee; it being the purpose and intent of the Seller that its obligations under the Seller Guarantee shall be absolute, independent and unconditional under any and all circumstances. Neither the Seller Guarantee nor any remedy for the enforcement thereof shall be impaired, modified, changed or released in any manner whatsoever by an impairment, modification, change, release, increase or limitation of the liability of any Obligor, any Originator, the Servicer or any Performance Guarantor or by

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reason of the bankruptcy or insolvency of any Obligor, any Originator, the Servicer or any Performance Guarantor. The Seller hereby waives any and all notice of the creation, renewal, extension, accrual, or increase of any of the Guaranteed Obligations and notice of or proof of reliance by the Administrative Agent or any Purchaser on the Seller Guarantee or acceptance of the Seller Guarantee. All dealings between any Obligor, any Originator, the Servicer, any Performance Guarantor or the Seller, on the one hand, and the Administrative Agent and the Purchasers, on the other hand, shall be conclusively presumed to have been had or consummated in reliance upon the Seller Guarantee. The Seller hereby represents and warrants that it is, and immediately after giving effect to the Seller Guarantee and the obligation evidenced hereby, will be, solvent. Subject to paragraph 17 (No proceedings and limited recourse) of Schedule 2 (Common Terms) Part 1 (General Legal Terms) of the Master Framework Agreement, the Seller Guarantee and the obligations of the Seller under the Seller Guarantee shall be valid and enforceable and shall not be subject to any limitation, impairment or discharge for any reason (other than payment in full of all Guaranteed Obligations), including the occurrence of any of the following, whether or not the Administrative Agent or any Purchaser shall have had notice or knowledge of any of them: (A) any failure to assert or enforce or agreement not to assert or enforce, or the stay or enjoining, by order of court, by operation of law or otherwise, of the exercise or enforcement of, any claim or demand or any right, power or remedy with respect to the Sold Assets or the Guaranteed Obligations or any agreement relating thereto, or with respect to any guarantee of or other security for the payment of the Sold Assets or the Guaranteed Obligations, (B) any waiver, amendment or modification of, or any consent to departure from, any of the terms or provisions (including provisions relating to any Event of Termination) of any Transaction Document or any agreement or instrument executed pursuant thereto, or of any guarantee or other security for the Sold Assets or the Guaranteed Obligations, (C) to the fullest extent permitted by Applicable Law, any of the Guaranteed Obligations, or any agreement relating thereto, at any time being found to be illegal, invalid or unenforceable in any respect, (D) the application of payments received from any source to the payment of Debt other than the Guaranteed Obligations, even though the Administrative Agent might have elected to apply such payment to any part or all of the Guaranteed Obligations, (E) any failure to perfect or continue perfection of a security interest in any of the Sold Assets or other Seller Collateral, (F) any defenses, set-offs or counterclaims which the Seller, any Originator, the Servicer, any Performance Guarantor or any Obligor may allege or assert against the Administrative Agent or any Purchaser in respect of the Sold Assets or the Guaranteed Obligations, including failure of consideration, breach of warranty, payment, statute of frauds, statute of limitations, accord and satisfaction and usury, and (G) any other act or thing or omission, or delay to do any other act or thing, which may or might in any manner or to any extent vary the risk of the Seller as an obligor in respect of the Sold Assets or the Guaranteed Obligations. The Seller Guarantee is a continuing guarantee and will extend to the ultimate balance of all the Guaranteed Obligations, regardless of any immediate payment or discharge in whole or in part.

Section 10.03. Modifications. The Seller agrees that: (a) all or any part of any security interest, lien, collateral security or supporting obligation now or hereafter held for any Guaranteed Obligation may be exchanged, compromised or surrendered from time to time; (b) none of the Purchasers or the Administrative Agent shall have any obligation to protect, perfect, secure or insure any security interest or lien now or hereafter held, if any, for the Guaranteed Obligations; (c) the time or place of payment of any Guaranteed Obligation may be changed or extended, in whole or in part, to a time certain or otherwise, and may be renewed or accelerated, in whole or in part; (d) any Obligor, any Originator, the Seller, the Servicer or any

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Performance Guarantor and any other party (including any co-guarantor) liable for payment of any Guaranteed Obligation may be granted indulgences generally; (e) any of the provisions of Contracts or any other agreements or documents governing or giving rise to any Guaranteed Obligation may be modified, amended or waived; and (f) any deposit balance for the credit of any Obligor, any Originator, the Servicer, any Performance Guarantor or the Seller or any other party (including any co-guarantor) liable for the payment of any Guaranteed Obligation or liable upon any security therefor may be released, in whole or in part, at, before or after the stated, extended or accelerated maturity of the Guaranteed Obligations, all without notice to or further assent by the Seller, which shall remain bound thereon, notwithstanding any such exchange, compromise, surrender, extension, renewal, acceleration, modification, indulgence or release.

Section 10.04. Waiver of Rights. The Seller expressly waives to the fullest extent permitted by Applicable Law: (a) notice of acceptance of the Seller Guarantee by the Purchasers and the Administrative Agent; (b) presentment and demand for payment or performance of any of the Guaranteed Obligations; (c) protest and notice of dishonor or of default (except as specifically required in this Agreement) with respect to the Guaranteed Obligations or with respect to any security therefor; (d) notice of the Purchasers or the Administrative Agent obtaining, amending, substituting for, releasing, waiving or modifying any security interest or lien, if any, hereafter securing the Guaranteed Obligations, or the Purchasers or the Administrative Agent subordinating, compromising, discharging or releasing such security interests or liens, if any; (e) all other notices, demands, presentments, protests or any agreement or instrument related to the Sold Assets or the Guaranteed Obligations to which the Seller might otherwise be entitled; (f) any right to require the Administrative Agent or any Purchaser as a condition of payment or performance by the Seller, to (A) proceed against any Obligor, any Originator, the Servicer, any Performance Guarantor or any other Person, (B) proceed against or exhaust any other security held from any Obligor, any Originator, the Servicer, any Performance Guarantor or any other Person, (C) proceed against or have resort to any balance of any deposit account, securities account or credit on the books of the Administrative Agent, the Purchasers or any other Person, or (D) pursue any other remedy in the power of the Administrative Agent or the Purchasers whatsoever; (g) any defense arising by reason of the incapacity, lack of authority or any disability or other defense of any Obligor, any Originator, the Servicer, any Performance Guarantor or any other Person including any defense based on or arising out of the lack of validity or the unenforceability of the Sold Assets or the Guaranteed Obligations or any agreement or instrument relating thereto or by reason of the cessation of the liability of any Obligor, any Originator, the Servicer, any Performance Guarantor or any other Person from any cause other than payment in full of the Sold Assets and the Guaranteed Obligations; (h) any defense based upon any Applicable Law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; (i) any defense based upon the Administrative Agent’s or any Purchaser’s errors or omissions in the administration of the Sold Assets or the Guaranteed Obligations; (j) (A) any principles or provisions of law, statutory or otherwise, which are or might be in conflict with the terms of this Agreement and any legal or equitable discharge of the Sold Assets or the Guaranteed Obligations, (B) the benefit of any statute of limitations affecting the Seller’s liability under the Seller Guarantee or the enforcement of the Seller Guarantee, (C) any rights to set-offs, recoupments and counterclaims, and (D) promptness, diligence and any requirement that the Administrative Agent and the Purchasers protect, secure, perfect or insure any other security interest or lien or any property subject thereto; and (k) to the fullest extent permitted by Applicable Law, any defenses or benefits that

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may be derived from or afforded by Applicable Law which limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms of this Agreement and the Seller Guarantee.

Section 10.05. Reinstatement. Notwithstanding anything contained in this Agreement or the other Transaction Documents, the obligations of the Seller under this Article X shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of any Person in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Guaranteed Obligations, whether as a result of any proceedings in bankruptcy, insolvency, liquidation, administration, reorganization or otherwise, and the Seller agrees that it will indemnify Administrative Agent and each Purchaser on demand for all reasonable costs and expenses (including reasonable fees of counsel) incurred by such Person in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law.

Section 10.06. Remedies. The Seller agrees that, as between the Seller, on the one hand, and Administrative Agent and the Purchasers, on the other hand, the Guaranteed Obligations may be declared to be forthwith due and payable as provided in Article VII (and shall be deemed to have become automatically due and payable in the circumstances provided in Article VII) notwithstanding any stay, injunction or other prohibition preventing such declaration (or preventing such Guaranteed Obligations from becoming automatically due and payable) as against any other Person and that, in the event of such declaration (or such Guaranteed Obligations being deemed to have become automatically due and payable), such Guaranteed Obligations (whether or not due and payable by any other Person) shall forthwith become due and payable by the Seller.

Section 10.07. Subrogation. The Seller hereby waives all rights of subrogation (whether contractual or otherwise) to the claims of the Administrative Agent, the Purchasers and the other Secured Parties against any Obligor, any Originator, the Servicer, any Performance Guarantor or any other Person in respect of the Guaranteed Obligations until such time as all Guaranteed Obligations have been indefeasibly paid in full in cash and the Final Payout Date has occurred. The Seller further agrees that, to the extent such waiver of its rights of subrogation is found by a court of competent jurisdiction to be void or voidable for any reason, any rights of subrogation shall be junior and subordinate to any rights the Administrative Agent or any Purchaser may have against any Obligor, any Originator, the Servicer, any Performance Guarantor or any other Person in respect of the Guaranteed Obligations.

Section 10.08. Inducement. The Purchasers have been induced to make the Investments under this Agreement in part based upon the Seller Guarantee that the Seller desires that the Seller Guarantee be honored and enforced as separate obligations of the Seller, should Administrative Agent and the Purchasers desire to do so.

Section 10.09. Further Assurances. Promptly upon request, the Seller shall deliver such instruments, assignments or other documents or agreements, and shall take such actions, as the Administrative Agent or any Purchaser deems appropriate to evidence or perfect its interest on any of the Seller Collateral, or otherwise to give effect to the intent of this Article X.

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Article XI

MISCELLANEOUS

Section 11.01. Amendments, Etc.

(a) No failure on the part of any Purchaser Party to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. No amendment or waiver of any provision of this Agreement or consent to any departure by any of the Seller or any Affiliate thereof shall be effective unless in a writing signed by the Administrative Agent and the Majority Group Agents (and, in the case of any amendment, also signed by the Seller), and then such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that (A) no amendment, waiver or consent shall, unless in writing and signed by the Servicer, affect the rights or duties of the Servicer under this Agreement; (B) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent and each Group Agent:

(i) change (directly or indirectly) the definitions of, Capital Coverage Deficit, Deemed Defaulted Receivable, Delinquent Receivable, Eligible Receivable, Facility Limit, Seller Obligation Final Due Date, Net Receivables Pool Balance, Sanctions, Sanctioned Jurisdiction, Sanctioned Person or Total Reserves contained in the Master Framework Agreement, or increase the then existing Concentration Percentage or Special Concentration Limit for any Obligor or change the calculation of the Capital Coverage Amount;

(ii) reduce the amount of Capital or Yield that is payable hereunder or delay any scheduled date for payment thereof;

(iii) change any Event of Termination or Servicer Default;

(iv) release all or a material portion of the Sold Assets or Seller Collateral from the Administrative Agent’s security interest created hereunder;

(v) release any Performance Guarantor from any of its obligations under the Performance Guarantee or terminate the Performance Guarantee;

(vi) change any of the provisions of this Section 11.01 or the definition of “Majority Group Agents”; or

(vii) change the order of priority in which Collections are applied pursuant to Section 3.01.

Notwithstanding the foregoing, (A) no amendment, waiver or consent shall increase any Committed Purchaser’s Commitment hereunder without the consent of such Committed Purchaser and (B) no amendment, waiver or consent shall reduce any Fees payable by the Seller to any member of any Group or delay the dates on which any such Fees are payable, in either case, without the consent of the Group Agent for such Group.

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Notwithstanding any provision herein to the contrary, this Agreement may be amended with the written consent of the Administrative Agent, Ashland, the Seller and the Purchasers affected thereby to amend the definition of “Alternative Currency” or “Relevant Rate” or Section 1.05 solely to add additional currency options and the applicable interest rate with respect thereto, in each case solely to the extent permitted pursuant to Section 1.05.

Section 11.02. Notices, Etc. All notices and other communications hereunder shall, unless otherwise stated herein, be in writing (which shall include facsimile communication) delivered, to each party hereto, at its address set forth under its name on Schedule 6 (Notice Details) of the Master Framework Agreement or at such other address as shall be designated by such party in a written notice to the other parties hereto. Notices and communications by facsimile shall be effective when sent (and shall be followed by hard copy sent by regular mail), and notices and communications sent by other means shall be effective when received.

Section 11.03. Assignability; Addition of Purchasers.

(a) Assignment by Conduit Purchasers. This Agreement and the rights of each Conduit Purchaser hereunder (including its right to receive payments of Capital and Yield) shall be assignable by such Conduit Purchaser and its successors and permitted assigns (i) to any Program Support Provider of such Conduit Purchaser without prior notice to or consent from the Seller or any other party, or any other condition or restriction of any kind, (ii) to any other Purchaser with prior notice to the Seller but without consent from the Seller or (iii) with the prior written consent of the Seller (such consent not to be unreasonably withheld, conditioned or delayed; provided, however, that such consent shall not be required if an Event of Termination or Unmatured Event of Termination has occurred and is continuing), to any other Eligible Assignee. Each assignor of Capital (or any portion thereof) or any interest therein may, in connection with the assignment or participation, disclose to the assignee or Participant any information relating to the Seller and its Affiliates, including the Receivables, furnished to such assignor by or on behalf of the Seller and its Affiliates or by the Administrative Agent; provided that, prior to any such disclosure, the assignee or Participant agrees to preserve the confidentiality of any confidential information relating to the Seller and its Affiliates received by it from any of the foregoing entities in a manner consistent with Section 11.06(b).

(b) Assignment by Committed Purchasers. Each Committed Purchaser may assign to any Eligible Assignee or to any other Committed Purchaser all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment and any Capital or interests therein owned by it); provided, however that

(i) except for an assignment by a Committed Purchaser to either an Affiliate of such Committed Purchaser or any other Committed Purchaser, each such assignment shall require the prior written consent of the Seller (such consent not to be unreasonably withheld, conditioned or delayed; provided, however, that such consent shall not be required if an Event of Termination or an Unmatured Event of Termination has occurred and is continuing);

(ii) each such assignment shall be of a constant, and not a varying, percentage of all rights and obligations under this Agreement;

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(iii) the amount being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance Agreement with respect to such assignment) shall in no event be less than the lesser of (x) the Euro Equivalent of €5,000,000 and (y) all of the assigning Committed Purchaser’s Commitment; and

(iv) the parties to each such assignment shall execute and deliver to the Administrative Agent, for its acceptance and recording in the Register, an Assignment and Acceptance Agreement.

Upon such execution, delivery, acceptance and recording from and after the effective date specified in such Assignment and Acceptance Agreement, (x) the assignee thereunder shall be a party to this Agreement, and to the extent that rights and obligations under this Agreement have been assigned to it pursuant to such Assignment and Acceptance Agreement, have the rights and obligations of a Committed Purchaser hereunder and (y) the assigning Committed Purchaser shall, to the extent that rights and obligations have been assigned by it pursuant to such Assignment and Acceptance Agreement, relinquish such rights and be released from such obligations under this Agreement (and, in the case of an Assignment and Acceptance Agreement covering all or the remaining portion of an assigning Committed Purchaser’s rights and obligations under this Agreement, such Committed Purchaser shall cease to be a party hereto).

(c) Procedure. Upon its receipt of an Assignment and Acceptance Agreement executed and delivered by an assigning Committed Purchaser and an Eligible Assignee or assignee Committed Purchaser, the Administrative Agent shall, if such Assignment and Acceptance Agreement has been duly completed, (i) accept such Assignment and Acceptance Agreement and (ii) give prompt notice thereof to the Seller and the Servicer.

(d) Participations. Each Committed Purchaser may sell participations to one or more Eligible Assignees (each, a “Participant”) in or to all or a portion of its rights and/or obligations under this Agreement (including, without limitation, all or a portion of its Commitment and its Capital and Yield thereon); provided, however, that

(i) such Committed Purchaser’s obligations under this Agreement (including, without limitation, its Commitment to the Seller hereunder) shall remain unchanged, and

(ii) such Committed Purchaser shall remain solely responsible to the other parties to this Agreement for the performance of such obligations.

The Administrative Agent, the Group Agents, the Conduit Purchasers, the other Committed Purchasers, the Seller and the Servicer shall have the right to continue to deal solely and directly with such Committed Purchaser in connection with such Committed Purchaser’s rights and obligations under this Agreement. The Seller agrees that each Participant shall be entitled to the benefits of Section 4.01 and Section 4.03 (subject to the requirements and limitations therein, including the requirements under Section 4.03(f) (it being understood that the documentation required under Section 4.03(f) shall be delivered to the participating Purchaser)) to the same extent as if it were a Purchaser and had acquired its interest by assignment pursuant to clause (b) of this Section; provided that such Participant shall not be entitled to receive any greater payment under Section 4.01 or Section 4.03, with respect to any participation, than its participating Purchaser would have been entitled to receive, except to the

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extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation.

(e) Assignments by Agents. This Agreement and the rights and obligations of the Administrative Agent and each Group Agent herein shall be assignable by the Administrative Agent or such Group Agent, as the case may be, and its successors and assigns; provided that in the case of an assignment to a Person that is not an Affiliate of the Administrative Agent or such Group Agent, so long as no Event of Termination or Unmatured Event of Termination has occurred and is continuing, such assignment shall require the Seller’s consent (not to be unreasonably withheld, conditioned or delayed).

(f) Assignments by the Seller or the Servicer. Neither the Seller nor, except as provided in Section 6.01, the Servicer may assign any of its respective rights or obligations hereunder or any interest herein without the prior written consent of the Administrative Agent and each Group Agent (such consent to be provided or withheld in the sole discretion of such Person).

(g) Addition of Purchasers or Groups. The Seller may, with the written consent of the Administrative Agent and the Majority Group Agents, add additional Persons as Purchasers (by creating a new Group) or cause an existing Purchaser to increase its Commitment; provided, however, that the Commitment of any existing Purchaser may only be increased with the prior written consent of such Purchaser. Each new Purchaser (or Group) shall become a party hereto, by executing and delivering to the Administrative Agent and the Seller, an assumption agreement (each, an “Assumption Agreement”) in the form of Exhibit D hereto (which Assumption Agreement shall, in the case of any new Purchaser, be executed by each Person in such new Purchaser’s Group).

(h) Pledge to a Federal Reserve Bank. Notwithstanding anything to the contrary set forth herein, any Purchaser, Program Support Provider or any of their respective Affiliates may at any time pledge or grant a security interest in all or any portion of its interest in, to and under this Agreement (including, without limitation, rights to payment of Capital and Yield) and any other Transaction Document to secure its obligations to a Federal Reserve Bank, without notice to or the consent of the Seller, the Servicer, any Affiliate thereof or any Purchaser Party; provided, however, that no such pledge shall relieve such assignor of its obligations under this Agreement.

(i) Pledge to a Security Trustee. Notwithstanding anything to the contrary set forth herein, any Conduit Purchaser may at any time pledge or grant a security interest in all or any portion of its interest in, to and under this Agreement (including, without limitation, rights to payment of Capital and Yield) and any other Transaction Document to a collateral trustee (or Person acting in a similar capacity) as collateral security in connection with such Conduit Purchaser’s asset-backed commercial paper note program, without notice to or the consent of the Seller, the Servicer, any Affiliate thereof or any Purchaser Party; provided, however, that no such pledge shall relieve such assignor of its obligations under this Agreement.

Section 11.04. Costs and Expenses. In addition to the rights of indemnification granted under part 1 (Indemnification by the Seller) of Schedule 5 (Indemnities) to the Master Framework Agreement hereof, the Seller agrees to pay on demand all reasonable out-of-pocket costs and expenses in connection with the preparation, negotiation, execution, delivery and administration of this Agreement, any Program Support Agreement (or any supplement or

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amendment thereof) related to this Agreement and the other Transaction Documents (together with all amendments, restatements, supplements, consents and waivers, if any, from time to time hereto and thereto), including, without limitation, (i) the Attorney Costs for the Administrative Agent and the other Purchaser Parties and any of their respective Affiliates with respect thereto and with respect to advising the Administrative Agent and the other Purchaser Parties and their respective Affiliates as to their rights and remedies under this Agreement and the other Transaction Documents and (ii) reasonable accountants’, auditors’ and consultants’ fees and expenses for the Administrative Agent and the other Purchaser Parties and any of their respective Affiliates and the fees and charges of any nationally recognized statistical rating agency incurred in connection with the administration and maintenance of this Agreement or advising the Administrative Agent or any other Purchaser Party as to their rights and remedies under this Agreement or as to any actual or reasonably claimed breach of this Agreement or any other Transaction Document. In addition, the Seller agrees to pay on demand all reasonable out-of-pocket costs and expenses (including Attorney Costs), of the Administrative Agent and the other Purchaser Parties and their respective Affiliates, incurred in connection with the enforcement of any of their respective rights or remedies under the provisions of this Agreement and the other Transaction Documents.

Section 11.05. No Proceedings; Limitation on Payments; Limited Recourse.

(a) Each of the Seller, the Administrative Agent, the Servicer, each Group Agent, each Purchaser and each assignee of Capital or any Yield thereof or of any other Seller Obligations agrees that it will not institute against, or join any other Person in instituting against, any Conduit Purchaser any Insolvency Proceeding so long as any Commercial Paper or other senior indebtedness issued by such Conduit Purchaser shall be outstanding or there shall not have elapsed one year plus one day since the last day on which any such Commercial Paper or other senior indebtedness shall have been outstanding.

(b) Notwithstanding any provisions contained in this Agreement to the contrary, a Conduit Purchaser shall not, and shall be under no obligation to, pay any amount, if any, payable by it pursuant to this Agreement or any other Transaction Document unless (i) such Conduit Purchaser has received funds which may be used to make such payment and which funds are not required to repay such Conduit Purchaser’s Commercial Paper when due and (ii) after giving effect to such payment, either (x) such Conduit Purchaser could issue Commercial Paper to refinance all of its outstanding Commercial Paper (assuming such outstanding Commercial Paper matured at such time) in accordance with the program documents governing such Conduit Purchaser’s securitization program or (y) all of such Conduit Purchaser’s Commercial Paper are paid in full. Any amount which any Conduit Purchaser does not pay pursuant to the operation of the preceding sentence shall not constitute a claim (as defined in Section 101 of the Bankruptcy Code) against or company obligation of such Conduit Purchaser for any such insufficiency unless and until such Conduit Purchaser satisfies the provisions of clauses (i) and (ii) above. The provisions of this Section 11.05 shall survive any termination of this Agreement.

Section 11.06. Confidentiality.

(a) Each of the Seller and the Servicer covenants and agrees to hold in confidence, and not disclose to any Person, the terms of this Agreement or the Fee Letter (including any fees payable in connection with this Agreement, the Fee Letter or any other Transaction Document or the identity of the Administrative Agent or any other Purchaser

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Party), except as the Administrative Agent and each Group Agent may have consented to in writing prior to any proposed disclosure; provided, however, that it may disclose such information (i) to its Advisors and Representatives, (ii) to the extent such information has become available to the public other than as a result of a disclosure by or through the Seller, the Servicer or their Advisors and Representatives or (iii) to the extent it should be (A) required by Applicable Law, or in connection with any legal or regulatory proceeding or (B) requested by any Governmental Authority to disclose such information; provided, that, in the case of clause (iii) above, the Seller and the Servicer will use reasonable efforts to maintain confidentiality and will (unless otherwise prohibited by Applicable Law) notify the Administrative Agent and the affected Purchaser Party of its intention to make any such disclosure (to the extent practicable) prior to making such disclosure. Each of the Seller and the Servicer agrees to be responsible for any breach of this Section by its Representatives and Advisors and agrees that its Representatives and Advisors will be advised by it of the confidential nature of such information and shall agree to comply with this Section. Notwithstanding the foregoing, it is expressly agreed that each of the Seller, the Servicer and their respective Affiliates may publish a press release or otherwise publicly announce the existence and principal amount of the Commitments under this Agreement and the transactions contemplated hereby; provided that the Administrative Agent shall be provided a reasonable opportunity to review such press release or other public announcement prior to its release and provide comment thereon; and provided, further, that no such press release shall name or otherwise identify the Administrative Agent, any other Purchaser Party or any of their respective Affiliates without such Person’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed). Notwithstanding the foregoing, the Seller consents to the publication by the Administrative Agent or any other Purchaser Party of a tombstone or similar advertising material relating to the financing transactions contemplated by this Agreement.

(b) Each of the Administrative Agent and each other Purchaser Party, severally and with respect to itself only, agrees to hold in confidence, and not disclose to any Person, any confidential and proprietary information concerning the Seller, the Servicer and their respective Affiliates and their businesses or the terms of this Agreement (including any fees payable in connection with this Agreement or the other Transaction Documents), except as the Seller or the Servicer may have consented to in writing prior to any proposed disclosure; provided, however, that it may disclose such information (i) to its Advisors and Representatives and to any related Program Support Provider, (ii) to its assignees and Participants and potential assignees and Participants and their respective counsel if they agree in writing to hold it confidential, (iii) to the extent such information has become available to the public other than as a result of a disclosure by or through it or its Representatives or Advisors or any related Program Support Provider, (iv) to any nationally recognized statistical rating organization in connection with obtaining or maintaining the rating of any Conduit Purchaser’s Commercial Paper or as contemplated by 17 CFR 240.17g-5(a)(3), (v) at the request of a bank examiner or other regulatory authority or in connection with an examination of any of the Administrative Agent, any Group Agent or any Purchaser or their respective Affiliates or Program Support Providers or (vi) to the extent it should be (A) required by Applicable Law, or in connection with any legal or regulatory proceeding or (B) requested by any Governmental Authority to disclose such information; provided, that, in the case of clause (vi) above, the Administrative Agent, each Group Agent and each Purchaser will use reasonable efforts to maintain confidentiality and will (unless otherwise prohibited by Applicable Law) notify the Seller and the Servicer of its making any such disclosure as promptly as reasonably practicable thereafter.

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Each of the Administrative Agent, each Group Agent and each Purchaser, severally and with respect to itself only, agrees to be responsible for any breach of this Section by its Representatives, Advisors and Program Support Providers and agrees that its Representatives, Advisors and Program Support Providers will be advised by it of the confidential nature of such information and shall agree to comply with this Section.

(c) As used in this Section, (i) “Advisors” means, with respect to any Person, such Person’s accountants, attorneys and other confidential advisors and (ii) “Representatives” means, with respect to any Person, such Person’s Affiliates, Subsidiaries, directors, managers, officers, employees, members, investors, financing sources, insurers, professional advisors, representatives and agents; provided that such Persons shall not be deemed to Representatives of a Person unless (and solely to the extent that) confidential information is furnished to such Person.

(d) Notwithstanding the foregoing, to the extent not inconsistent with applicable securities laws, each party hereto (and each of its employees, representatives or other agents) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure (as defined in Section 1.6011-4 of the Treasury Regulations) of the transactions contemplated by the Transaction Documents and all materials of any kind (including opinions or other tax analyses) that are provided to such Person relating to such tax treatment and tax structure.

Section 11.07. Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement. Delivery of an executed counterpart hereof by facsimile or other electronic means shall be equally effective as delivery of an originally executed counterpart.

Section 11.08. Integration; Binding Effect; Survival of Termination. This Agreement and the other Transaction Documents contain the final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and shall constitute the entire agreement among the parties hereto with respect to the subject matter hereof superseding all prior oral or written understandings. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement shall create and constitute the continuing obligations of the parties hereto in accordance with its terms and shall remain in full force and effect until the Final Payout Date; provided, however, that the provisions of Section 4.01, Section 4.02, Section 4.03, Section 8.04, Section 8.06, Section 9.04, Section 10.08, Section 10.09, Section 11.05, Section 11.06, Section 11.08, and Section 11.10 shall survive any termination of this Agreement.

Section 11.09. Ratable Payments. If any Purchaser Party, whether by setoff or otherwise, has payment made to it with respect to any Seller Obligations in a greater proportion than that received by any other Purchaser Party entitled to receive a ratable share of such Seller Obligations, such Purchaser Party agrees, promptly upon demand, to purchase for cash without recourse or warranty a portion of such Seller Obligations held by the other Purchaser Parties so that after such purchase each Purchaser Party will hold its ratable proportion of such Seller Obligations; provided that if all or any portion of such excess amount is thereafter recovered from such Purchaser Party, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.

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Section 11.10. Limitation of Liability.

(a) No claim may be made by the Seller or any Affiliate thereof or any other Person against any Purchaser Party or their respective Affiliates, members, directors, officers, employees, incorporators, attorneys or agents for any special, indirect, consequential or punitive damages in respect of any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by this Agreement or any other Transaction Document, or any act, omission or event occurring in connection herewith or therewith; and each of the Seller and the Servicer hereby waives, releases, and agrees not to sue upon any claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favour. None of the Purchaser Parties and their respective Affiliates shall have any liability to the Seller or any Affiliate thereof or any other Person asserting claims on behalf of or in right of the Seller or any Affiliate thereof in connection with or as a result of this Agreement or any other Transaction Document or the transactions contemplated hereby or thereby, except to the extent that any losses, claims, damages, liabilities or expenses incurred by the Seller or any Affiliate thereof result from the breach of contract, gross negligence or willful misconduct of such Purchaser Party in performing its duties and obligations hereunder and under the other Transaction Documents to which it is a party.

(b) The obligations of the Administrative Agent and each of the other Purchaser Parties under this Agreement and each of the Transaction Documents are solely the corporate obligations of such Person. No recourse shall be had for any obligation or claim arising out of or based upon this Agreement or any other Transaction Document against any member, director, officer, employee or incorporator of any such Person.

Section 11.11. Intent of the Parties. The Seller has structured this Agreement with the intention that the obligations of the Seller hereunder (including the obligation to return Capital to the Purchasers and make payments of Yield thereon) will be treated under United States federal and applicable state tax law as debt (the “Intended Tax Treatment”). The Seller, the Servicer, the Administrative Agent and the other Purchaser Parties agree to file no tax return, or take any action, inconsistent with the Intended Tax Treatment unless required by law. Each assignee and each Participant acquiring an interest in an Investment or Issuance, by its acceptance of such assignment or participation, agrees to comply with the immediately preceding sentence.

Section 11.12. USA Patriot Act. Each of the Administrative Agent and each of the other Purchaser Parties hereby notifies the Seller and the Servicer that pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “PATRIOT Act”), the Administrative Agent and the other Purchaser Parties may be required to obtain, verify and record information that identifies the Seller, the Originators, the Servicer and the Performance Guarantor, which information includes the name, address, tax identification number and other information regarding the Seller, the Originators, the Servicer and the Performance Guarantor that will allow the Administrative Agent and the other Purchaser Parties to identify the Seller, the Originators, the Servicer and the Performance Guarantor in accordance with the PATRIOT Act. This notice is given in accordance with the requirements of the PATRIOT Act. Each of the Seller and the Servicer agrees to provide the Administrative Agent and each other Purchaser Parties, from time to time, with all documentation and other information required by bank regulatory authorities under “know your

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customer” and anti-money laundering rules and regulations, including, without limitation, the PATRIOT Act.

Section 11.13. Right of Setoff. Each of the Administrative Agent, each Group Agent and each Purchaser is hereby authorized (in addition to any other rights it may have) at any time after the occurrence of the Termination Date due to the occurrence and continuation of an Event of Termination, upon prior written notice to the Seller, to set-off, appropriate and apply (without presentment, demand, protest or other notice which are hereby expressly waived) any deposits and any other indebtedness held or owing by the Administrative Agent, such Group Agent or such Purchaser to, or for the account of, the Seller against the amount of the Seller Obligations owing by the Seller to such Person or to the Administrative Agent or such Group Agent on behalf of such Person (even if contingent or unmatured).

Section 11.14. Severability. Any provisions of this Agreement which are prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 11.15. Mutual Negotiations. This Agreement and the other Transaction Documents are the product of mutual negotiations by the parties thereto and their counsel, and no party shall be deemed the draftsperson of this Agreement or any other Transaction Document or any provision hereof or thereof or to have provided the same. Accordingly, in the event of any inconsistency or ambiguity of any provision of this Agreement or any other Transaction Document, such inconsistency or ambiguity shall not be interpreted against any party because of such party’s involvement in the drafting thereof.

Section 11.16. Captions and Cross References. The various captions (including the table of contents) in this Agreement are provided solely for convenience of reference and shall not affect the meaning or interpretation of any provision of this Agreement. Unless otherwise indicated, references in this Agreement to any Section, Schedule or Exhibit are to such Section Schedule or Exhibit to this Agreement, as the case may be, and references in any Section, subsection, or clause to any subsection, clause or subclause are to such subsection, clause or subclause of such Section, subsection or clause.

Section 11.17. Bail-in Action. Notwithstanding anything to the contrary in any Transaction Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Purchaser that is an Affected Financial Institution arising under any Transaction Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Purchaser that is an Affected Financial Institution; and

(b) the effects of any Bail-in Action on any such liability, including, if applicable:

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(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Transaction Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

Section 11.18. Judgment Currency If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Transaction Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of each Seller Party in respect of any such sum due from it to the Administrative Agent or any Purchaser hereunder or under the other Transaction Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent or such Purchaser, as the case may be, of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent or such Purchaser, as the case may be, may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent or any Purchaser from any Seller Party in the Agreement Currency, such Seller Party agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or such Purchaser, as the case may be, against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent or any Purchaser in such currency, the Administrative Agent or such Purchaser, as the case may be, agrees to return the amount of any excess to such Seller Party (or to any other Person who may be entitled thereto under Applicable law).

Section 11.19. Third Party Rights. Other than a Secured Party, a person who is not a party to this Agreement has no right the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Agreement.

Section 11.20. Governing law and jurisdiction.

(a) This Agreement, together with any non-contractual obligations arising out of or in connection with it, shall be governed and construed in accordance with the laws of England and Wales, save that Section 8.13 (Administrative Agent holding German Collateral) and Section 8.15 (Abstract Acknowledgement of Parallel Obligations) shall be governed and construed in accordance with German law.

(b) (i) The courts of England and Wales have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including any non-contractual

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obligations arising out of or in connection with the Agreement (a “Dispute”), (ii) the Parties agree that the courts of England and Wales are the most appropriate and convenient courts to settle Disputes and accordingly no party to this Agreement will argue to the contrary, and (iii) notwithstanding the foregoing, the Purchasers shall not be prevented from taking proceedings in relation to a Dispute in any other courts with jurisdiction. To the extent allowed by the law, the Purchasers may take concurrent proceedings in any number of jurisdictions.

Section 11.21. EU and UK Securitisation Regulations. Each of Ashland and the German Originator represents, warrants, covenants and agrees that, at all times prior to the Final Payout Date, that:

(a) the German Originator, as originator for purposes of the EU Securitisation Regulation and the UK Securitisation Regulation, shall retain and hold, on an ongoing basis, a material net economic interest in the Pool Receivables in an amount not less than 5% of the nominal value of the Pool Receivables in the form of a first loss tranche determined in accordance with sub-paragraph (d) of Article 6(3) of the EU Securitisation Regulation and paragraph (d) of Article 6(3) of the UK Securitisation Regulation, which material economic interest shall be based upon the German Originator’s right to receive payments under the Subordinated Loan Agreement pursuant to Section 3.01(a)(v) (the “Retained Interest”);

(b) the German Originator will not, and will not permit any of its Affiliates to, (i) change the manner or form in which it retains the Retained Interest or (ii) subject such Retained Interest to credit risk mitigation or any other hedge, or sell, transfer or otherwise surrender all or part of the rights, benefits or obligations arising from the Retained Interest, in a manner which would be contrary to the EU Securitisation Rules and the UK Securitisation Rules;

(c) the German Originator has been not been established nor does it operate for the sole purpose of securitizing the Receivables;

(d) neither the German Originator nor any other Originator shall select Receivables to be transferred to the Seller with the aim of rendering losses on the Receivables transferred to the Seller, measured over the life of the transaction, higher than the losses over the same period on comparable assets held on the balance sheet of the German Originator;

(e) the German Originator and the other Originators shall apply to Receivables to be securitized the same sound and well-defined criteria for credit-granting which they apply to non-securitised exposures. To that end, the same clearly established processes for approving and, where relevant, amending, renewing and refinancing credits shall be applied. The German Originator and the other Originators shall have effective systems in place to apply those criteria and processes in order to ensure that credit-granting is based on a thorough assessment of the obligor’s creditworthiness taking appropriate account of factors relevant to verifying the prospect of the obligor meeting its obligations under the relevant credit agreement;

(f) the Seller shall cooperate on a reasonable effort basis with ING Belgium SA/NV to provide any information required under the Article 7 of the EU Securitisation Regulation;

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(g) Seller hereby agrees to be designated as the entity required to fulfil the Transparency Requirements and agrees and undertakes to make available to the Purchasers, the Subordinated Lender, the competent authorities (as such term is defined in the EU Securitisation Regulation) and, upon request, potential Purchasers (the “Relevant Recipients”) the documents, reports and information necessary for (i) the Seller to fulfil any applicable reporting obligations under and in accordance with the Transparency Requirements; and (ii) the Relevant Recipients to fulfil any due diligence requirements under the EU Securitisation Regulation.

(h) Each of the parties hereto acknowledges that none of the Purchasers or the Administrative Agent shall be responsible for and shall have no obligation to assist any other party hereto in connection with compliance with any requirement of the EU Securitisation Regulation.

(i) the Seller shall notify the Central Bank of Ireland of the transaction described in the Transaction Documents no later than fifteen days after the Closing Date; and

(j) the German Originator is the “originator” for purposes of Article 6 of the EU Securitisation Regulation and Article 6 the UK Securitisation Regulation.

Section 11.22. Execution as a deed. This Agreement is intended to take effect as the deed of each party.

Section 11.23. Agent for service.

(a) Without prejudice to any mode of service allowed under any Applicable Law, each of Ashland, the Seller, the Servicer, the German Originator and the Parent:

(i) irrevocably appoints Ashland Specialties UK Limited of 30 Old Bailey, London EC4M 7AU or, if different, its registered address as its agent of service of process in relation to any proceedings before the English courts in connection with this Agreement and/or any other Transaction Document governed by English law; and

(ii) agrees that a failure by the process agent to notify it of the process will not invalidate the proceedings concerned.

(b) If the appointment by any of Ashland, the Seller, the Servicer and the Parent in Section 11.23(a)(i) ceases to be effective, it shall promptly appoint another agent in England as its agent for service of process in relation to any proceedings before the English courts in connection with this Agreement and/or any Transaction Document governed by English law. If it fails to do so (and that failure continues for a period of not less than 15 Business Days), the Administrative Agent shall be permitted to appoint such a person by notice to Ashland, the Seller, the Servicer and/or the Parent.

[Signature Pages Follow]

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as a deed by their respective officers thereunto duly authorized, as of the date first above written.

SIGNED AND DELIVERED as a DEED

for and on behalf of

ASHLAND INTERNATIONAL RECEIVABLES

DESIGNATED ACTIVITY COMPANY as the Seller

by its lawfully appointed attorney

in the presence of:

/s/ Kevin Higgins
Attorney signature

Kevin Higgins
Print Attorney name

/s/ Elyse Higgins
(Witness’ Signature)

Elyse Higgins
(Witness’ Name)

[*]
(Witness’ Address)

[*]
(Witness’ Occupation)

[*] Personal information has been redacted from this exhibit.

Schedule IV

SIGNED AND DELIVERED as a DEED

for and on behalf of

ASHLAND SPECIALTIES IRELAND LIMITED as the Servicer and the Parent

by its lawfully appointed attorney

in the presence of:

/s/ Kevin Higgins
Attorney signature

Kevin Higgins
Print Attorney name

/s/ Elyse Higgins
(Witness’ Signature)

Elyse Higgins
(Witness’ Name)

[*]
(Witness’ Address)

[*]
(Witness’ Occupation)

[*] Personal information has been redacted from this exhibit.

Schedule IV

ASHLAND INDUSTIRES DEUTSCHLAND GMBH

as German Originator

/s/ Kevin Higgins
Name:	Kevin Higgins
Title:	Director

Schedule IV

ASHLAND INC.,

as Performance Guarantor and Ashland

By:	/s/ William Whitaker
Name:	William Whitaker
Title:	Vice President & Treasurer

Schedule IV

BANK OF AMERICA, N.A.,

as Administrative Agent and Structuring Agent

By:	/s/ Scott Bell
Name:	Scott Bell
Title:	Senior Vice President

BANK OF AMERICA, N.A.,

as a Committed Purchaser and Group Agent for Bank of America Group

By:	/s/ Scott Bell
Name:	Scott Bell
Title:	Senior Vice President

Schedule IV

MONT BLANC CAPITAL CORP

as a Committed Purchaser

By:	/s/ Thomas Ryan
Name:	Thomas Ryan
Title:	Managing Director

By:	/s/ Dennis Strid
Name:	Dennis Strid
Title:	Vice President

ING BELGIUM SA/NV,

as Group Agent for the ING Group

By:	/s/ Gert Sonck
Name:	Gert Sonck
Title:	Director

By:	/s/ Piotr Kisielewski
Name:	Piotr Kisielewski
Title:	Vice President

Schedule IV